Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

AARON’S RETAIL SOLUTIONS, LLC,

INTERBOND ENTERPRISES, INC.,

THE SELLERS NAMED HEREIN

and

MICHAEL PERLMAN,

in his capacity as the Sellers’ Representative

Dated as of February 23, 2022

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit A	Accounting Policies
Exhibit B	Sample Calculation of Net Working Capital
Exhibit C	Form of Escrow Agreement
Exhibit D	Required Consents
Exhibit E-1	Persons to Enter into Retention and Severance Agreements
Exhibit E-2	Form of Protective Covenant Agreement
Exhibit E-3	Persons to Enter into Protective Covenant Agreements
Exhibit F	Contracts to be Terminated
Exhibit G	Form of New Lease
Exhibit H	Pre-Closing Reorganization
Exhibit I	Specific Indemnities

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 23, 2022, is made and entered into by and among Aaron’s Retail Solutions, LLC, a Georgia limited liability company (the “Buyer”), Interbond Enterprises, Inc., a Florida corporation (the “Holding Company Seller”), Michael Perlman, an individual resident of the State of Florida, the Trust Sellers, as defined herein (collectively with the Holding Company Seller and Michael Perlman, the “Sellers”), and Michael Perlman, in his capacity as the representative of the Sellers (the “Sellers’ Representative”). The Buyer, the Sellers and the Sellers’ Representative are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party”.

RECITALS

A. The Trust Sellers are the registered and beneficial owners of all of the issued and outstanding shares of capital stock of the Holding Company Seller, which is the registered and beneficial owner of all of the issued and outstanding shares of capital stock of Interbond Corporation of America, a Florida corporation (the “Company”).

B. The Buyer desires to purchase from the Holding Company Seller, and the Holding Company Seller desires to sell to the Buyer, all of the Purchased Shares free and clear of all Liens, in accordance with the terms and subject to the conditions set forth in this Agreement.

C. In connection with the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement by the Parties, certain employees of the Purchased Companies (including the Persons listed on Exhibit E-1), and the Buyer are entering into retention and severance agreements that will only become effective upon, and subject to the occurrence of, the Closing.

D. In connection with the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement by the Parties, and as a condition to the willingness of, and as a material inducement to the Buyer to enter into this Agreement, each of the individuals listed on Exhibit E-3 and the Buyer are entering into protective covenant agreements that will only become effective upon, and subject to the occurrence of, the Closing.

E. Prior to the Closing, the Holding Company Seller and each of the Purchased Companies will take, or cause to be taken, in accordance with all applicable Laws, all of the actions set forth on Exhibit H in order to complete the Pre-Closing Reorganization.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Defined Terms. The following terms have the meanings set forth below:

“Accounting Policies” means the accounting policies, practices and procedures set forth on Exhibit A.

“Action” means any action, audit, cancellation, charge, citizen suit, claim, complaint, concurrent use, demand, hearing, interference, inquiry, request for information, investigation, subpoena, opposition, proceeding, reexamination, suit, or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority.

“Adjustment Escrow Funds” means an amount equal to $11,500,000 to be held by the Escrow Agent pursuant to the Escrow Agreement.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by Contract or otherwise.

“Ancillary Agreements” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Parties in connection with the consummation of the transactions contemplated by this Agreement, in each case, only as applicable to the relevant Party or Parties to such agreement, document, instrument or certificate, as indicated by the context in which such term is used.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“CARES Act and COVID-19 Relief Programs” means, collectively, the United States Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the Families First Coronavirus Response Act, the Consolidated Appropriations Act, 2021 (H.R. 133), the American Rescue Plan Act of 2021 and all FAQs or Interim Final Rules issued by any Governmental Authority in the United States related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided emergency business financing as contemplated by Title IV of the Cares Act.

“Cash” means an amount equal to all unrestricted cash and cash equivalents, bank accounts and highly liquid instruments, including marketable securities, certificates of deposit and amounts due from banks for customer credit card and debit card transactions of the Purchased Companies, as of the Valuation Time, determined and calculated in accordance with GAAP, as (a) increased for (i) all wires or deposits in transit to the extent there has been a corresponding reduction in the accounts receivable used in determining Net Working Capital and (ii) all cash collateral and security deposits maintained by the Company listed on Section 1.1(a) of the Disclosure Schedule and (b) decreased for all (i) outstanding electronic funds transfers and outstanding checks, money orders or similar instruments, and outstanding security, customer or other deposits, in each case, to the extent there has been a corresponding reduction in the accounts payable used in determining Net Working Capital and (ii) overdrafts and negative balance cash accounts.

“Closing Indebtedness” means the outstanding Indebtedness of the Purchased Companies as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986.

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration, notification or similar document or communication required to be obtained from, filed with or delivered to a Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, orders, purchase orders, statements of work and proposals, in each case, oral or written.

“Controlled Group” means any Person, trade or business (whether or not incorporated) that at any relevant time is: (a) under common control within the meaning of Section 4001(b)(1) of ERISA with any Purchased Company; or (b) which together with a Purchased Company is treated as a single employer under Section 414 of the Code.

“COVID-19” means the novel coronavirus disease 2019 (SARS-CoV-2) international public health emergency, epidemic, pandemic and outbreak occurring on and prior to the date hereof.

“Current Assets” means, without duplication, current assets of the Purchased Companies as of the Valuation Time as defined in and determined in accordance with the Accounting Policies; provided, however, that Current Assets shall not include any income Tax assets or any deferred Tax assets.

“Current Liabilities” means, without duplication, current liabilities of the Purchased Companies as of the Valuation Time as defined in determined in accordance with the Accounting Policies; provided, however, that Current Liabilities shall not include any income Tax liabilities or any deferred Tax liabilities or any items or amounts to the extent otherwise already included in Indebtedness or Transaction Expenses.

“Debt Financing Parties” means (a) the Debt Financing Sources and their respective Affiliates and (b) with respect to the Persons identified in clause (a), any former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, “principals”, general or limited partners, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons or Representatives of such Persons, in each case, in their respective capacities as such; provided, however, that in no event shall Buyer or any of its Affiliates or Representatives constitute Debt Financing Parties.

“Debt Financing Sources” means the Persons, including the lenders, financial institutions, institutional investors and other financing sources that have committed to provide or arrange any Debt Financing or alternative debt financing in connection with the transactions contemplated hereby, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto; provided, however, that in no event shall Buyer or any of its Affiliates or Representatives constitute Debt Financing Sources.

“Disclosure Schedule” means the disclosure schedule delivered to the Buyer on behalf of the Sellers on, and dated as of, the date of this Agreement.

“Employee Plan” means (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA; (ii) all other severance pay, salary continuation, bonus, incentive, stock option, phantom unit, equity incentive, retirement, pension, employment, individual consulting, individual independent contractor, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former directors, managers, officers, employees, consultants or independent contractors of any Purchased Company or any member of the Controlled Group that are sponsored or maintained by any Purchased Company or any member of the Controlled Group or with respect to which any Purchased Company or any member of the Controlled Group is required to make payments, transfers or contributions or has any current or contingent liability.

“Environment” means soil, surface waters, groundwater, land, stream sediments, drinking water supply, surface or subsurface strata, ambient air or indoor air, any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Condition” means any condition of or affecting the Environment: (a) with respect to the Real Property; (b) with respect to any property previously owned, leased or operated by a Purchased Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation; or (c) with respect to any other real property at which any Hazardous Material generated, transported or otherwise managed by the operation of the business of any Purchased Company prior to the Closing Date has been handled, treated, stored, recycled or disposed of or has otherwise come to be located, in each case of the preceding clauses (a) through (c), which violates, or results in liability under, any Environmental Law, or results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or other liability.

“Environmental Law” means any Law, policy or guideline relating in any way to pollution, human health or safety, the Environment, Releases or the Threat of Releases of Hazardous Materials, public or workplace health or safety, restoration, protection or management of natural resources or human exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Regions Bank, an Alabama banking corporation.

“Fraud” shall mean an actual, knowing or intentional fraud, as finally determined by a court of competent jurisdiction, with respect to the making by Michael Perlman or the Holding Company Seller of the representations or warranties contained in Article 4 or Article 5, as applicable.

“Fundamental Representations” means the representations and warranties of the Holding Company Seller and Michael Perlman set forth in Section 4.1 (Authority, Validity and Effect), Section 4.2 (Title to Shares), Section 4.3 (Existence and Good Standing), Section 4.4 (Power), Section 4.5 (Capitalization) and Section 4.29 (No Brokers).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency, arbitration tribunal, authority, bureau, commission, court, department, instrumentality or official of any such government or political subdivision or regulatory authority, or any non-governmental or quasi-governmental self-regulatory agency or federal state, local or foreign court or arbitrator.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” when used herein as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing and petroleum-derived materials, infectious or medical wastes, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, any excessive moisture, mildews, mold or other fungi, odors or other materials in quantities and/or concentrations that could reasonably be expected to pose a risk or nuisance to human health or the environment, polychlorinated biphenyls, chemicals and their precursors in the per- and polyfluoroalkyl substances family and any other substances or materials as defined in, the subject of or which could give rise to liability under any Environmental Law.

“Holding Company Seller’s Knowledge” means the knowledge of Bruce Perlman, Eric Beazley, Jason Chang, Lary Sinewitz, Michael Perlman, Randy Johnson, Robert Johnson, Robert Perlman and Vincent Visco, in each case, after due inquiry and appropriate investigation of the matters at hand, including inquiry by each such Person of their direct reports; provided, however, that, notwithstanding anything herein to the contrary, no Person included in this definition that is not an express signatory to this Agreement shall have any personal liability hereunder as a result of the inclusion of such Person in this definition.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means, without duplication, either: (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instrument, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services, including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for any deferred revenue receivable or deferred rent payable, (viii) for (A) all accrued and earned, but unused or unpaid, holiday, vacation, leave of absence, paid time off, personal or sick days, (B) all bonuses, commissions and other incentive or deferred compensation amounts that (x) have been or should have been accrued as of the Closing (including, for the avoidance of doubt, any bonuses, commissions and other incentive compensation amounts payable in respect of services performed by any officer, director, employee, consultant or independent contractor of the Purchased Companies in 2021 and 2022), (y) are earned but unpaid as of the Closing, or (z) are payable as of the Closing (but excluding, for the avoidance of doubt, compensatory amounts described in Transaction Expenses), (C) all outstanding severance obligations payable by the Purchased Companies as of the Closing, and (D) the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with the payments described in (A), (B) or (C) of this clause (viii), or (ix) for Taxes allocable to a Pre-Closing Tax Period or Pre-Closing Straddle Period that were deferred to a Tax period (or portion thereof) beginning after the Closing Date pursuant to any CARES Act and COVID Relief Program; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, “Indebtedness” includes: (1) any and all accrued interest, success fees, prepayment premiums, breakage costs, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness; (2) cash, book or bank account overdrafts or negative balance cash accounts; (3) any and all amounts owed by a Purchased Company to any Related Person, and (4) the amounts listed on Section 1.1(b) of the Disclosure Schedule. For the avoidance of doubt, (i) any item included in “Indebtedness” shall not be included in “Net Working Capital” or “Transaction Expenses” and (ii) any item included in “Net Working Capital” or “Transaction Expenses” shall not be included in “Indebtedness”.

“Indemnified Party” means the Person or Persons entitled to indemnification pursuant to Section 10.2(a) or Section 10.2(b), as the case may be. Solely for purposes of providing notice in connection with a claim for indemnification by a Seller Indemnified Party, asserting such claim on behalf of the Seller Indemnified Parties and controlling the defense and settlement of such claim pursuant to Section 10.3, the term “Indemnified Party” refers to the Sellers’ Representative, acting on behalf of the Seller Indemnified Parties.

“Indemnifying Party” means the Person or Persons having the obligation to indemnify another Person pursuant to Section 10.2(a) or Section 10.2(b), as the case may be. Solely for the purpose of receiving notice in connection with a claim for indemnification by a Buyer Indemnified Party, disputing and resolving such claim and controlling the defense and settlement of such claim pursuant to Section 10.3, the term “Indemnifying Party” refers to the Sellers’ Representative; provided, however, that in no event will the Sellers’ Representative have any obligation to indemnify any Person hereunder solely in his capacity as the Sellers’ Representative.

“Information Security Incident” means the unauthorized processing, loss, use, disclosure, alteration, destruction or other compromise or acquisition of or access to any data or information, disruptions or outages to business operations, or intrusion by an unauthorized third party into any of the Purchased Companies’ computers, networks, servers or information technology resources.

“Intellectual Property” means any right in any intellectual or industrial property, including rights in the following to the extent recognized by any Governmental Authority in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents and patent applications, utility models and design registrations, including all pre-grant and post-grant forms thereof (“Patents”); (b) original works of authorship, copyrights in both published and unpublished works, databases, data collections; all compilations, collective works, and derivative works of any of the foregoing; mask work rights; registrations and applications for any of the foregoing, and any renewals or extensions thereof (“Copyrights”); (c) trademarks, service marks, trade names, logos, corporate names, trade dress, and other indicia of source or origin, together with the goodwill associated with any of the foregoing, all registrations and applications therefor, and any renewals or extensions thereof (“Trademarks”); (d) trade secrets in confidential information or other non-public information, and all other inventions (whether or not patentable) enforceable as such by any Governmental Authority (“Trade Secrets”); (e) domain names, social media accounts, and applications therefor; and (f) Software.

“Inventory” means finished goods, other inventories, parts, raw materials, supplies and work in process of the Purchased Companies, including those items previously purchased and in transit to the Purchased Companies.

“IRS” means the U.S. Internal Revenue Service or any successor Governmental Authority responsible for the imposition or administration of Taxes.

“Law” means any code, common law, guidance or direction, law, ordinance, policy, published advisory, regulation, reporting or licensing requirement, rule, statute or other requirement of any Governmental Authority.

“Liens” means any charge, claim, condition, covenant, easement, encumbrance, hypothecation, interest, lien, mortgage, option, pledge, rights of first refusal, rights of others, security interest, title defect, title retention agreement, voting trust agreement or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Purchased Shares.

“Losses” means losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ fees and expenses) and disbursements.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities, operations or financial performance of the Purchased Companies or (b) the ability of the Holding Company Seller or Michael Perlman to consummate the transactions contemplated by this Agreement or to perform any of their obligations under this Agreement prior to the Outside Date; provided, that no change, event, effect, occurrence or circumstance (individually or in combination) will be considered in determining whether a Material Adverse Effect has occurred under the foregoing clause (a) to the extent attributable to any of the following: (i) conditions affecting the industry in which the Purchased Companies participate or the economy or capital markets in general; (ii) any change in applicable Laws; (iii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing; (iv) any change in conditions in the United States, foreign or global financial, banking or securities markets generally; (v) any acts of god, such as hurricanes, earthquakes, floods, tornadoes, epidemics or pandemics (including COVID-19) or other natural disasters, (vi) the announcement, execution or delivery of this Agreement; (vii) any changes in GAAP or the interpretation thereof; (viii) any action expressly required to be taken pursuant to this Agreement; or (ix) the failure of the Purchased Companies to meet internal expectations or projections (provided, however, that this clause (ix) will not prevent a determination that any state of facts, change, event, effect, occurrence or circumstance underlying such failure has resulted in a Material Adverse Effect), but in the case of clauses (i) through (v), only to the extent any such change, event, effect or circumstance does not have a disproportionate adverse impact on the Purchased Companies relative to other Persons in the industry in which the Purchased Companies operate.

“Net Working Capital” means (a) the Current Assets of the Purchased Companies on a consolidated basis minus (b) the Current Liabilities of the Purchased Companies on a consolidated basis, plus the Additional Adjustment (as defined in and determined in accordance with the Accounting Policies), as of the Valuation Time. For illustrative purposes only, a sample calculation of Net Working Capital as of the date indicated thereon is set forth on Exhibit B. For the avoidance of doubt, except as set forth on Exhibit B, “Net Working Capital” shall not include (i) any item included in “Cash”, (ii) any item included in “Indebtedness” or (iii) any item included in “Transaction Expenses”.

“Open Source Software” means any Software licensed or distributed as “free software,” “open source software” or under “copyleft” or other similar licensing or distribution terms or under any license approved by the Open Source Initiative as set forth at www.opensource.org, including the following licenses: GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License, Mozilla Public License (MPL), BSD License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Common Public License (CPL), and the Apache License.

“Order” means any order, judgment, injunction, award, decree, ruling, charge, directive or writ of any Governmental Authority.

“Ordinary Course of Business” means actions that are (a) consistent with past practice and taken in the ordinary and usual course of normal, day-to-day operations of the business of the Purchased Companies and (b) taken in accordance in all material respects with all applicable Laws.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned (in whole or in part) by the Purchased Companies.

“Owned Stores” means (a) the premises comprising the BrandsMart USA stores located on the Owned Real Property, and (b) the premises comprising the BrandsMart USA stores that are owned by the Purchased Companies but are subject to a ground lease of real property owned by a third party.

“Payoff Letter” means, in respect of any Indebtedness being repaid or terminated in connection with the Closing, a payoff letter, termination statement, release or similar evidence of termination, duly executed by the applicable Persons who are holders or lenders of Indebtedness to be repaid at the Closing and reasonable acceptable to the Buyer, in each case which contain an agreement that if the amount reflected therein is paid to such Person on the Closing Date, such Indebtedness shall be repaid in full and that all Liens affecting the property of the Company will be released and terminated in all respects.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Person” means any individual natural person, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Post-Closing Straddle Period” means the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Purchased Companies” means the Company and each of the Subsidiaries of the Company.

“Purchased Shares” means all of the issued and outstanding shares of capital stock of the Company.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy obtained in connection with the transactions contemplated hereby.

“Release” means any discharging, disposing, dumping, emitting, emptying, escaping, injecting, leaching, leaking, migrating, percolating, pouring, pumping, releasing or spilling of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) or into, under or through any property and any condition that results in the exposure or threatened exposure of a person to a Hazardous Material.

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Service Provider” means any individual or business entity serving as an agent, consultant, director, employee, employee manager, independent contractor or officer of any Purchased Company.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, including any related documentation.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Tail Policy” means non-cancellable “tail” or run-off insurance policies of the Purchased Companies that provide coverage for a period of six years after the Closing Date for directors’, managers’ and officers’ liability and employment practices and fiduciary liability, in form and substance reasonably satisfactory to the Buyer.

“Target Working Capital” means $22,300,000.

“Tax” means: (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, escheat, abandoned, or unclaimed property asset, capital, net worth, franchise, profits, capital stock, net worth, privilege, intangible, license, withholding, payroll, employment, unemployment, healthcare, excise, severance, stamp, registration, recording, transaction, business, occupation, premium, personal property, real property, environmental or windfall profit tax, custom, duty or other tax, levy, governmental fee or other like assessment or charge of any kind in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, in each case, whether or not disputed; (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person (other than any such agreement or arrangement entered into in the Ordinary Course of Business the primary purpose of which is not taxes); (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person (other than any such agreement, arrangement or obligation entered into in the Ordinary Course of Business the primary purpose of which is not taxes); and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise by operation of Law. The terms “Taxation” and “Taxable” when used herein shall have correlative meanings.

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration, determination, enforcement, assessment, collection or imposition of any Tax.

“Threat of Release” means a substantial likelihood of a Release.

“Transaction Expenses” means, without duplication: (a) all unpaid costs, fees and expenses of outside professionals incurred by the Purchased Companies (including expenses incurred by any Purchased Company on behalf of the Sellers or any of their Affiliates) relating to the process of selling the Company, whether incurred in connection with this Agreement or otherwise, including all legal, accounting, consulting, tax and investment banking fees and expenses; (b) all severance obligations, change in control payments, retention bonuses, “stay” bonuses, sale bonuses or any other similar compensatory payments that are owed or payable by any Purchased Company under any agreements in effect or previously in effect at any time prior to the Closing that are triggered in whole or in part prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any withholding, payroll, social security, unemployment or similar Taxes with respect to such compensatory payments made on the first regularly-scheduled payroll disbursement date occurring after the Closing Date)) and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes by any Purchased Company or the Sellers (i) to any third party solely as a result of the transactions contemplated by this Agreement or (ii) to or for the benefit of current or former officers, directors or employees of any Purchased Company, including (A) unpaid compensation and bonuses, whether or not accrued, as of the Closing Date (even if unrelated to the transactions contemplated by this Agreement) and (B) amounts payable as a result of the transactions contemplated by this Agreement (whether prior to, on or following the Closing Date), including the Seller Retention Pool Amount (but excluding, for the avoidance of doubt, any withholding, payroll, social security, unemployment or similar Taxes with respect to any compensatory payments (including the Seller Retention Pool Amount) made after the first regularly-scheduled payroll disbursement date after the Closing); (c) all premium and other fees and expenses incurred in connection with procuring and maintaining the Tail Policy; (d) 50% of any fees in connection with the escrow account established pursuant to the Escrow Agreement; and (e) 50% of the premium, fees and expenses relating to the R&W Insurance Policy. For the avoidance of doubt, (i) any item included in “Transaction Expenses” shall not be included in “Indebtedness” or “Net Working Capital” and (ii) any item included in “Indebtedness” or “Net Working Capital” shall not be included in “Transaction Expenses”.

“Trust Sellers” means each of the Persons listed on Section 1.1(c) of the Disclosure Schedule.

“Valuation Time” means 9:00 am, New York, New York time, on the Closing Date.

1.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Transaction	6.3
Associate	4.26
Audited Financial Statements	4.11(a)
Base Purchase Price	2.2(a)
Buyer Indemnified Party	10.2(a)
Buyer Prepared Returns	7.2
Buyer’s Allocation	7.7
Claims Notice	10.3(a)
Closing	3.1
Closing Date	3.1
Closing Statement	2.3(b)(i)
Company	Recitals
Confidential Information	6.7(b)
Copyrights	Definition of Intellectual Property
Debt Commitment Letter	5.8
Debt Documents	6.16(b)
Debt Financing	5.8
Determination Date	2.3(b)(iv)(A)
Escrow Agreement	3.2(c)
Estimated Cash	2.3(a)
Estimated Closing Indebtedness	2.3(a)
Estimated Closing Statement	2.3(a)
Estimated Transaction Expenses	2.3(a)
Estimated Working Capital	2.3(a)
Excluded Transfer Taxes	7.3
FCRA	4.18(g)
Fee Letter	5.8
Final Cash	2.3(b)(i)
Final Closing Indebtedness	2.3(b)(i)
Final Transaction Expenses	2.3(b)(i)
Final Working Capital	2.3(b)(i)
Funds	5.8
General Enforceability Exceptions	4.1
Holding Company Seller	Preamble
Independent Accountant	2.3(b)(iii)
Initial Purchase Price	2.2(a)
Interim Financial Statements	4.11(a)
Leased Real Property	4.8(b)
Leases	4.8(b)
Liability Claim	10.3(a)
Material Contract	4.16(b)
Material Customers	4.25(a)
New Leases	3.2(k)
Objections Notice	2.3(b)(ii)
Outside Date	9.1(d)
Owned Real Property	6.9
Owned Real Property Liabilities	6.9
Parties	Preamble
Patents	Definition of Intellectual Property
Pre-Closing Period	6.1

Pre-Closing Reorganization	6.9
Privilege Period	7.1
Prohibited Person	4.30(a)(i)
Protective Covenant Agreements	3.2(g)
Purchase Price	2.3(b)(iv)(A)
Real Property	4.8(b)
Registered Owned Intellectual Property	4.18(a)
Related Persons	4.26
Required Financial Information	6.16(g)
S Corp Returns	7.2
Seller Indemnified Party	10.2(b)
Sellers	Preamble
Sellers’ Representative	Preamble
Shortfall	2.3(b)(iv)(B)
Structures	4.8(c)
Tax Matter	7.5
Third-Party Claim	10.3(b)
Trade Secrets	Definition of Intellectual Property
Trademarks	Definition of Intellectual Property
Transfer Taxes	7.3
WARN	4.13(i)
Working Capital Overage	2.3(a)
Working Capital Underage	2.3(a)

ARTICLE 2: PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Shares. At the Closing, the Buyer will purchase from the Holding Company Seller, and the Holding Company Seller will, and Michael Perlman will cause the Holding Company Seller to, sell, transfer, assign, convey and deliver to the Buyer, all of the Purchased Shares, free and clear of all Liens.

2.2 Purchase Price.

(a) Amount. In consideration for the sale and transfer of all of the Purchased Shares, at the Closing, the Buyer will pay, or cause to be paid, to the Holding Company Seller, to the account or accounts set forth in writing by the Sellers’ Representative and delivered to the Buyer prior to the Closing, by bank wire transfer of immediately available funds, an aggregate amount equal to $230,000,000 (the “Base Purchase Price”, and such amount resulting from the adjustments to the Base Purchase Price pursuant to clauses (i) through (v) of this Section 2.2(a), the “Initial Purchase Price”):

(i) plus the Estimated Cash;

(ii) minus the Estimated Closing Indebtedness;

(iii) minus the Estimated Transaction Expenses;

(iv) either (A) plus the Working Capital Overage or (B) minus the Working Capital Underage, as the case may be; and

(v) minus the Adjustment Escrow Funds.

(b) Settlement Amounts. At the Closing, the Buyer will pay, or cause to be paid, to: (i) the Persons entitled thereto, all of the Estimated Closing Indebtedness to the extent it is to be repaid in connection therewith as determined by the Buyer; (ii) the Persons entitled thereto, all of the Estimated Transaction Expenses to the extent then due and unpaid in connection therewith as determined by the Buyer; and (iii) the Escrow Agent, the Adjustment Escrow Funds into an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(c) Withholding. The Buyer and its agents and Affiliates will be entitled to withhold any and all amounts from the Initial Purchase Price, the Purchase Price, or any other amounts owing to any Person pursuant to this Agreement or any Ancillary Agreement equal to any withholding Tax required to be withheld from such amounts to the extent required under applicable Law, and, notwithstanding anything to the contrary in this Agreement, any amounts paid to or for the benefit of any Person pursuant to the terms of this Agreement that constitute wages or compensation subject to employment or withholding Tax may be paid to the Company, which will in turn pay the applicable Person such amounts (less applicable withholding, payroll, social security, unemployment or similar Taxes, which will be deposited with the appropriate Governmental Authority in accordance with applicable Law). Any amounts withheld hereunder will be properly paid over to the appropriate Governmental Authority in accordance with applicable Law and will be treated as having been paid to the Person on behalf of whom such withholding was made.

(d) Distribution of Payments. Except with respect to Section 2.3(b)(iv), any payment made by the Buyer to the Holding Company Seller pursuant to Section 2.2(a) will constitute full accord and satisfaction of any obligation of the Buyer to make any payment to the Sellers, and neither the Buyer nor any of its Affiliates will have any liability with respect to any subsequent distribution of the Purchase Price (or portion thereof).

2.3 Purchase Price Adjustments.

(a) Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, the Sellers’ Representative will prepare and deliver, or cause to be prepared and delivered, to the Buyer a statement (the “Estimated Closing Statement”) setting forth the Sellers’ Representative’s good faith estimate of: (i) the Cash (the “Estimated Cash”); (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”); (iii) the Transaction Expenses (the “Estimated Transaction Expenses”); and (iv) the Net Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date (the “Estimated Working Capital”), all prepared in accordance with the Accounting Policies. As contemplated by Section 2.2(a)(iv)(A), if the Estimated Working Capital is greater than the Target Working Capital, then the Base Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”). As contemplated by Section 2.2(a)(iv)(B), if the Estimated Working Capital is less than the Target Working Capital, then the Base Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”). If the Estimated Working Capital is equal to the Target Working Capital, then the Base

Purchase Price will not be adjusted pursuant to Section 2.2(a)(iv), but will remain subject to further adjustment in accordance with Section 2.3(b). Prior to the Closing Date, the Sellers’ Representative will (i) consult with the Buyer with respect to the Estimated Closing Statement and (ii) consider in good faith any of Buyer’s proposed comments or revisions to the Estimated Closing Statement; provided, that in no event will the Buyer’s failure to object to any amount set forth in the Estimated Closing Statement be deemed to waive, modify or limit any of its rights hereunder.

(b) Purchase Price Adjustment.

(i) Closing Statement. Within 90 days after the Closing Date, the Buyer will prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative a statement (the “Closing Statement”) setting forth: (A) the Cash (the “Final Cash”); (B) the Closing Indebtedness (the “Final Closing Indebtedness”); (C) the Transaction Expenses (the “Final Transaction Expenses”); and (D) the Net Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date (the “Final Working Capital”). The Closing Statement and the component items thereof will be prepared in accordance with the Accounting Policies.

(ii) Closing Statement Notice. Within 30 days following receipt by the Sellers’ Representative of the Closing Statement, the Sellers’ Representative will deliver written notice to the Buyer of any dispute the Sellers’ Representative has with respect to the preparation or content of the Closing Statement (an “Objections Notice”). An Objections Notice must describe in reasonable detail the items contained in the Closing Statement that the Sellers’ Representative disputes and the basis for any such disputes. If the Sellers’ Representative does not deliver an Objections Notice to the Buyer within such 30-day period, then the Final Cash, the Final Closing Indebtedness, the Final Transaction Expenses and the Final Working Capital set forth in the Closing Statement will be final, conclusive and binding on the Parties, and will not be subject to appeal, adjustment or further review.

(iii) Closing Statement Dispute. If the Sellers’ Representative timely delivers an Objections Notice to the Buyer, then the Buyer and the Sellers’ Representative will negotiate in good faith to resolve such dispute. Any items not specifically disputed by the Sellers’ Representative in an Objections Notice will be deemed accepted by the Sellers’ Representative. If the Buyer and the Sellers’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Buyer’s receipt of the Objections Notice, then the Buyer and the Sellers’ Representative will jointly engage KPMG LLP, or if KPMG LLP is unable or unwilling to serve in such capacity, PricewaterhouseCoopers LLP (and if both KPMG LLP and PricewaterhouseCoopers LLP are both unable or unwilling to serve in such capacity, such other nationally recognized accounting firm as shall be agreed upon in writing by the Sellers’ Representative and the Buyer) (such Person, the “Independent Accountant”) to arbitrate any items remaining in dispute. As promptly as practicable thereafter, the Buyer and the Sellers’ Representative will each prepare and submit a presentation to the Independent Accountant. As soon as practicable thereafter, the Buyer and the Sellers’ Representative will cause the Independent Accountant to choose one of the Parties’ positions on the Final Cash, the Final Closing Indebtedness, the Final Transaction Expenses and the Final Working Capital, taken as a whole, based solely upon the written presentations by the Buyer and the Sellers’ Representative. The Party whose position is, in the aggregate, furthest in value from the position accepted by the Independent Accountant will be responsible for all of the fees and expenses of the Independent Accountant. The selections made by the Independent Accountant will be final, conclusive and binding on the Parties, and will not be subject to appeal, adjustment or further review.

(iv) Purchase Price Adjustment Payment.

(A) Within five (5) Business Days after the date on which the Final Cash, the Final Closing Indebtedness, the Final Transaction Expenses and the Final Working Capital are finally determined pursuant to Section 2.3(b)(ii) or Section 2.3(b)(iii), as applicable (the “Determination Date”), the Buyer and the Sellers’ Representative will jointly determine the amount by which the Initial Purchase Price would have been adjusted had the Final Cash, the Final Closing Indebtedness, the Final Transaction Expenses and the Final Working Capital been substituted for the Estimated Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses and Estimated Working Capital, respectively, in the calculation to the Initial Purchase Price pursuant to Section 2.2(a) (the result of the calculation using such substitutions being the “Purchase Price”).

(B) In the event the Purchase Price is less than the Initial Purchase Price, then within five (5) Business Days after the Determination Date, the Buyer and the Sellers’ Representative will jointly instruct the Escrow Agent to release to the Buyer from the Adjustment Escrow Funds, by wire transfer of immediately available funds to an account designated in writing by the Buyer to the Sellers’ Representative and the Escrow Agent, an amount equal to such shortfall (the “Shortfall”). If the Shortfall exceeds the Adjustment Escrow Funds, then within five (5) Business Days after the Determination Date, then either the Holding Company Seller or Michael Perlman will pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds to an account designated by the Buyer to the Sellers’ Representative, an amount equal to such excess. The obligations of Michael Perlman and the Holding Company Seller under this Section 2.3(b)(iv) shall be joint and several.

(C) In the event the Purchase Price is greater than the Initial Purchase Price, then the Buyer, within five (5) Business Days after the Determination Date, will pay, or cause to be paid, to the Holding Company Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative to the Buyer, an amount equal to such excess.

(D) In the event the Purchase Price is equal to the Initial Purchase Price, there will be no adjustment to the Initial Purchase Price pursuant to this Section 2.3(b)(iv).

(E) Within five (5) Business Days after the Determination Date, the Buyer and the Sellers’ Representative will jointly instruct the Escrow Agent to release the remaining portion of the Adjustment Escrow Funds (after giving effect to the adjustments and payments contemplated by the foregoing provisions of this Section 2.3(b)(iv)), if any, to the Holding Company Seller by wire transfer of immediately available funds.

(c) Access. For purposes of complying with the terms set forth in this Section 2.3, the Buyer and the Sellers’ Representative will cooperate with, and make available to, each other and their respective representatives all information, records, data and working papers (redacted as reasonably necessary in respect of privileged or sensitive business information), and will permit access to their respective facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Estimated Closing Statement or the Closing Statement, as applicable, and the resolution of any disputes thereunder; provided, however, that (i) the provision of any information or access pursuant to this Section 2.3(c) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers and (ii) nothing in this Section 2.3(c) will require either Party to disclose information that is subject to attorney-client privilege.

ARTICLE 3: CLOSING, DELIVERIES AND OTHER ACTIONS

3.1 Time and Place of Closing. Unless otherwise mutually agreed in writing between the Buyer and the Sellers’ Representative, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place by the electronic exchange of executed documents at 9:00 a.m. (Eastern Time) on the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article 8 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing will remain subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

3.2 Deliveries by the Sellers. At the Closing, the Sellers will deliver, or cause to be delivered, to the Buyer the following items:

(a) certificates representing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment reasonably satisfactory in form and substance to the Buyer;

(b) written resignations of all members of the board of directors (or similar governing body) and all officers of each Purchased Company;

(c) an escrow agreement, by and among the Buyer, the Sellers’ Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), duly executed by the Sellers’ Representative;

(d) appropriate Payoff Letters and termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Purchased Companies and all security interests related thereto to the extent requested by the Buyer;

(e) all of the Consents set forth on Exhibit D, it being understood that any failure to obtain any such Consent for any reason or any termination of any Contract set forth on Exhibit D shall not relieve the Sellers of their obligations to deliver such Consents for the purposes of, or any of the Buyer’s rights pursuant to, the condition precedent to the Closing contained in Section 8.2(d);

(f) retention and severance agreements, in form and substance reasonably satisfactory to the Buyer, duly executed by and between the Company and each of the Persons listed on Exhibit E-1;

(g) protective covenant agreements, in substantially the forms attached hereto as Exhibit E-2 (the “Protective Covenant Agreements”), duly executed by each of the Persons listed on Exhibit E-3;

(h) a copy of the Tail Policy and evidence of binding of the Tail Policy reasonably satisfactory to the Buyer;

(i) an IRS Form W-9 (Request for Taxpayer Number and Certification), duly executed by each Trust Seller and the Holding Company Seller;

(j) evidence reasonably satisfactory to the Buyer of the termination of each of the Contracts set forth on Exhibit F;

(k) a certificate by the Secretary or any Assistant Secretary, or equivalent, of the Holding Company Seller and each Trust Seller, dated as of the Closing Date, as to (i) the good standing of the Holding Company Seller and each Purchased Company in their respective jurisdiction of incorporation or organization and in each other jurisdiction where such Purchased Company Group is qualified to do business and (ii) the effectiveness of the written resolutions (and copies thereof) of the board of directors, board of managers, sole member (or similar governing body) of each Trust Seller, the Holding Company Seller and each Purchased Company authorizing the execution, delivery and performance of this Agreement by each such Trust Seller and each such Purchased Company passed in connection herewith and the transactions contemplated by this Agreement;

(l) a certificate duly executed by the Holding Company Seller certifying that, prior to the Closing, the Buyer has been provided true and correct copies of all documentation utilized to effectuate the Pre-Closing Reorganization; and

(m) leases with respect to the Owned Stores, each in substantially the form or forms attached hereto as Exhibit G (the “New Leases”), duly executed by the applicable Affiliate of the Holding Company Seller party thereto.

3.3 Deliveries by the Buyer. At the Closing, the Buyer will deliver, or cause to be delivered, to the Sellers’ Representative:

(a) the Initial Purchase Price payable as set forth in Section 2.2(a);

(b) the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(c) the Protective Covenant Agreements, duly executed by the Buyer.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY SELLER AND MICHAEL PERLMAN

Except as set forth in the applicable Section or subsection of the Disclosure Schedule (interpreted in accordance with Section 11.3), each of the Holding Company Seller and Michael Perlman, hereby represents and warrants to the Buyer, jointly and severally, as of the date hereof and as of the Closing Date, as follows:

4.1 Authority, Validity and Effect. Each Seller has all requisite legal capacity and authority to enter into and perform its obligations under this Agreement and any Ancillary Agreement to which such Seller is a party and to consummate the transactions contemplated herein and therein. This Agreement has been, and such Ancillary Agreements will be as of the Closing, duly executed and delivered by each Seller party thereto pursuant to all necessary authorization and are the legal, valid and binding obligations of each Seller, enforceable against each such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action or approval on the part of any Seller is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

4.2 Title to Shares. The Holding Company Seller is the record and beneficial owner of such Purchased Shares as set forth on Section 4.2 of the Disclosure Schedule. The Holding Company Seller (a) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, transfer, assign, convey and deliver its Purchased Shares to the Buyer and (b) has good and marketable title to its Purchased Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Buyer will acquire good, marketable and valid title to the Purchased Shares, free and clear of all Liens.

4.3 Existence and Good Standing. Each Purchased Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly authorized, qualified or licensed to do business and in good standing in each of the jurisdictions set forth on Section 4.3 of the Disclosure Schedule, which are the only jurisdictions in which the Purchased Companies are required to be so qualified.

4.4 Power. The Purchased Companies have the necessary corporate or similar power and authority to (a) own, operate and lease their properties and assets as and where currently owned, operated and leased and (b) carry on their business as currently conducted. The Holding Company Seller has made available to the Buyer true, correct and complete copies of (i) the articles of incorporation and bylaws (or similar organizational documents) of each Purchased Company, including all amendments thereto and as presently in effect, (ii) the stock records of each Purchased Company (or similar records reflecting equity ownership of each Purchased Company) and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders, the board of directors and committees of the board of directors (or similar governing bodies) of each Purchased Company for the past three (3) years.

4.5 Capitalization

(a) Section 4.5(a) of the Disclosure Schedule sets forth a true, correct and complete list of the name, jurisdiction of incorporation or organization and authorized and issued and outstanding equity interests of each Purchased Company and the holders thereof. No Purchased Company owns, has owned or has the right or obligation to acquire or receive, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Person, other than another Purchased Company. The equity interests set forth on Section 4.5(a) of the Disclosure Schedule represent the only issued and outstanding ownership interests of the Purchased Companies, all of which (i) have been duly authorized and validly issued, (ii) have been issued in compliance with all applicable Laws, including securities Laws, and all applicable agreements and (iii) are owned beneficially and of record by the Holding Company Seller or the Purchased Companies as set forth on Section 4.5(a) of the Disclosure Schedule, in all cases, free and clear of all Liens. There are no outstanding options, restricted stock, restrictive stock units, incentive equity, warrants, rights, calls, subscriptions, profits interests, preemptive rights, claims of any character, agreements, obligations, convertible, exercisable or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating any Purchased Company to issue or redeem, directly or indirectly, any equity securities. No former equity owner of any Purchased Company or any of its predecessors, and no former holder of any right to acquire any interest in any Purchased Company or any of its predecessors (whether by warrant, option, convertible instrument or otherwise) has any claim or rights against any Purchased Company. Other than the Holding Company Seller, no other Person is the record or beneficial holder of any shares of capital stock, units or other equity interests in any Purchased Company. There are no dividends which have accrued or been declared but are unpaid on the shares of capital stock or other equity interests of any Purchased Company, and there are no outstanding or authorized equity appreciation, phantom stock, stock plans, profit participation plans, profit units, equity plans or programs or similar rights with respect to any Purchased Company.

(b) There are no current nor have there ever been any Contracts relating to the issuance, sale, transfer, participation or voting of any equity securities or other ownership interests of the Purchased Companies.

4.6 Absence of Restrictions and Conflicts; Required Consents.

(a) No notices, reports or other filings are required to be made by any Purchased Company or the Holding Company Seller or Michael Perlman with, nor are any Consents required to be obtained by any Purchased Company or the Holding Company Seller or Michael Perlman from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

(b) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will directly or indirectly (with or without the giving of notice or the lapse of time or both): (i) conflict with or result in a violation of any provision of the articles of incorporation or bylaws (or similar governing documents) of the Holding Company Seller or any Purchased Company; (ii) conflict with or result in a violation of any Law or any Order to which the Holding Company Seller, Michael Perlman or any Purchased Company or any of their respective assets is subject; (iii) conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Holding Company Seller, Michael Perlman or any Purchased Company; (iv) conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which any Purchased Company is a party or by which any of its assets is bound, or give any Person the right to (A) declare a default or exercise any remedy under any such Contract or (B) modify, terminate, or accelerate any right, liability or obligation of it under any such Contract, or charge any fee, penalty or similar payment to it under any such Contract; or (v) result in the imposition or creation of any Lien upon or with respect to any asset or property owned or used by a Purchased Company.

4.7 Title to Assets; Condition and Sufficiency of Assets.

(a) Title to Assets. Each Purchased Company has good, valid and marketable title to, valid and enforceable leasehold interests in or valid and enforceable licenses to, all of its tangible assets, other than with respect to title to Intellectual Property which is covered by Section 4.18, free and clear of all Liens.

(b) Condition of Assets. The tangible personal property and assets of the Purchased Companies are free from material defects and are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties), and are sufficient for the operation of the business of the Purchased Companies as it is currently conducted.

(c) Sufficiency of Assets. The Purchased Companies are the only entities through which the business of the Purchased Companies is conducted, and no similar business is conducted by the Holding Company Seller or its Affiliates. The properties and assets owned by the Purchased Companies or used by the Purchased Companies under enforceable Contracts constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Purchased Companies to conduct their business immediately following the Closing in accordance with their past practice.

(d) Other Matters. No Person other than a Purchased Company owns any equipment or other tangible personal property or assets situated on the premises of any Purchased Company, except for any leased items that are subject to personal property leases. Except as set forth on Section 4.7(d) of the Disclosure Schedule, no Purchased Company has sold, transferred or disposed of any assets or properties in the five (5) years preceding the date of this Agreement, other than sales of Inventory in the Ordinary Course of Business.

4.8 Real Property.

(a) Owned Real Property. The Purchased Companies do not now own, nor have they ever owned, any real property other than the Owned Real Property. After the Pre-Closing Reorganization described in Section 6.9 and as of the Closing, the Purchased Companies will not own any real property.

(b) Leased Real Property. Section 4.8(b) of the Disclosure Schedule sets forth a true, correct and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Purchased Companies (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true, correct and complete copy (or if oral, then a written description thereof) of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Leases”) has been made available to the Buyer. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing breaches or defaults by the Purchased Companies or, to the Holding Company Seller’s Knowledge, the lessor under any of the Leases, the Purchased Companies have not received any notice of default under any Lease and, to the Holding Company Seller’s Knowledge, no event has occurred that (with notice or lapse of time, or both) would reasonably be expected to constitute a breach or default under any of the Leases by any Person or give any Person the right to terminate, accelerate or modify any Lease. Except as specifically set forth in the applicable Lease, there are no improvements or additions that are required to be removed by any Purchased Company upon termination of any Lease and there are no damages, conditions or repairs that any Purchased Company would be obligated to repair, restore or remediate upon termination of any Lease.

(c) Possession and Condition of Leased Real Property and Owned Stores. Except as set forth in Section 4.8(c) of the Disclosure Schedule, no Purchased Company has subleased or sublet any of the Leased Real Property or Owned Stores, and no Person (other than a Purchased Company) is in possession of or has the right to occupy, any of the Leased Real Property. The covenants, conditions, rights-of-way, easements and similar restrictions affecting any portion of the Real Property do not impair the ability to use such Real Property in the operation of the businesses of the Purchased Companies as currently conducted. All buildings, structures and other improvements on the Real Property (collectively, the “Structures”) (i) comply with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof and (ii) conform in all respects to all applicable Laws, land use and building ordinances and health and safety ordinances. Each parcel of Real Property is zoned for the purposes for which the real estate and Structures thereon have been used in connection with the normal operation of the Purchased Companies’ business. The Purchased Companies have not received any written or electronically-delivered notice(s) from any Governmental Authority or any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other repairs or alterations to such Real Property. The Real Property constitutes all of the real property utilized by each Purchased Company in the operation of the business.

(d) Reassessments. There is not now pending nor, to the Holding Company Seller’s Knowledge, contemplated any reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent or other sums and charges payable by any Purchased Company under any agreement relating to the Leased Real Property. There are no pending or, to the Holding Company Seller’s Knowledge, threatened changes to any applicable Laws, land use or building ordinances affecting any portion of the Real Property that would affect the present use of such Real Property.

(e) No Condemnation. There is no pending condemnation, expropriation, eminent domain or other Action affecting all or any portion of the Leased Real Property or Owned Stores. No Purchased Company has received any written notice or oral notice of any such Action, and, to the Holding Company Seller’s Knowledge, no such Action is contemplated.

(f) Contracts. Except as set forth on Section 4.7(d) of the Disclosure Schedule, no Purchased Company is or will be obligated under or bound by any option, obligation, right of first refusal, purchase Contract or other contractual right to sell or purchase any real property or any portions thereof or interests therein following the Closing.

4.9 Litigation. No Purchased Company, nor any of their respective properties or assets, is subject to any unsatisfied Order. Section 4.9 of the Disclosure Schedule sets forth a true, correct and complete list of each Action pending against any Purchased Company or any of their respective properties or assets. No such Action, if decided adversely to the Purchased Companies, would reasonably be expected to result in a material liability to the Purchased Companies. To the Holding Company Seller’s Knowledge, there is no Action currently threatened against any Purchased Company or any of their respective properties or assets.

4.10 Compliance with Laws. The Purchased Companies are, and during the last five (5) years have been, in compliance in all material respects with all Laws and Orders applicable to the business, operations, assets or properties of the Purchased Companies. The Purchased Companies have not received any written, or to the Holding Company Seller’s Knowledge, unwritten, notification or communication, civil investigative demands or subpoenas from any Governmental Authority or any other Person (a) regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under, any applicable Law or (b) threatening to revoke any Permit owned or held by any Purchased Company.

4.11 Financial Statements; Undisclosed Liabilities.

(a) Section 4.11(a) of the Disclosure Schedule sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of the Purchased Companies as of September 29, 2018, September 28, 2019, September 26, 2020, and September 25, 2021 and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows of the Purchased Companies for the fiscal years then-ended, together with the notes thereto and the auditors’ reports thereon (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Purchased Companies as of December 31, 2021, and the related consolidated unaudited statements of income and retained earnings and cash flows of the Purchased Companies for the three (3)-month period then-ended (collectively, the “Interim Financial Statements”).

(b) The Audited Financial Statements present fairly, in all material respects, the consolidated financial position of the Purchased Companies as of such dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Purchased Companies at the dates and for the time periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Interim Financial Statements present fairly, in all material respects, the consolidated financial position of the Purchased Companies as of such dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Purchased Companies for the period indicated and have been prepared in accordance with GAAP, consistent with the Audited Financial Statements, except for the absence of footnote disclosure and normal and recurring year-end audit adjustments (none of which will, individually or in the aggregate, be material). The Audited Financial Statements and the Interim Financial Statements were derived from the books and records of the Purchased Companies, which are accurate and complete in all material respects. The Purchased Companies’ internal controls and procedures are reasonably sufficient to ensure that the Audited Financial Statements and the Interim Financial Statements are accurate in all material respects. There has been no, and there does not currently exist any, fraud, nor is there the existence of, or allegation of, financial improprieties, in each case, that involves management of the Purchased Companies or any Seller.

(c) The Purchased Companies do not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted), except: (i) liabilities specifically and adequately reflected in the Interim Financial Statements; (ii) liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business, none of which relate to (A) breach of Contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of Law or (F) any environmental liability; and (iii) liabilities incurred pursuant to or in connection with the execution, delivery or performance of this Agreement, including liabilities included in the computation of the Closing Indebtedness, Transaction Expenses or Net Working Capital.

4.12 Absence of Changes. Except as expressly contemplated by this Agreement, since the date of the balance sheet included in the Interim Financial Statements:

(a) there has been no (i) Material Adverse Effect or (ii) damage, destruction, loss or casualty to any property or asset of any Purchased Company with a value in excess of $250,000, whether or not covered by insurance;

(b) the Purchased Companies have conducted their business in the Ordinary Course of Business; and

(c) no Purchased Company has taken any action that, if taken during the Pre-Closing Period, would require the Buyer’s consent under Section 6.2(b).

4.13 Labor Matters.

(a) No Purchased Company is a party to or is otherwise bound by any union Contract, collective bargaining agreement or other similar type of Contract with an employee representative. The Purchased Companies have not agreed to recognize any union or other collective bargaining representative, no union or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Holding Company Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board with respect to any of the Purchased Companies, and there have been no such demands, proceedings or petitions in the past five (5) years. No Purchased Company nor any of their respective predecessors has experienced any labor strike, dispute, slowdown or other concentrated work stoppage or material labor dispute and, to the Holding Company Seller’s Knowledge, no facts or circumstances exist that might lead to any such labor dispute. No Purchased Company has engaged in any unfair labor practices.

(b) The Holding Company Seller has provided to the Buyer true, correct and complete copies of all employment Contracts, independent contractor agreements, consulting agreements or other similar types of Contracts to which any Purchased Company is bound.

(c) Section 4.13(c) of the Disclosure Schedule sets forth, for each employee, individual consultant and independent contractor of the Purchased Companies as of the date hereof, a true, correct and complete list including, as applicable: title; work location; date of hire; exempt/non-exempt status; employment status (i.e., whether full-time, temporary, leased, etc.); active or inactive status (including type of leave, if any); accrued but unused vacation; total compensation for the prior year; current annual base salary or hourly wage rate (or other compensation); target bonus/commission for the current year; total compensation for the current year-to-date; and visa status. Within the five (5) Business Day period immediately preceding the Closing, the Holding Company Seller will provide the Buyer with an updated version of Section 4.13(c) of the Disclosure Schedule as of such date.

(d) The Purchased Companies do not employ or engage any employee, consultant or independent contractor who cannot be dismissed immediately without notice or cause and without further liability to the Purchased Companies. To the Holding Company Seller’s Knowledge, no employee, consultant or independent contractor of any Purchased Company intends to terminate his or her employment relationship or engagement with the Purchased Companies. No termination of employment or engagement in connection with this Agreement or any Ancillary Agreement or subsequent thereto will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by any Purchased Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness, in whole or in part, of any outstanding loans made by any Purchased Company to any Person.

(e) To the Holding Company Seller’s Knowledge, no employee of any Purchased Company is in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.

(f) In the last five (5) years, none of the Purchased Companies, Michael Perlman or the Holding Company Seller have received any allegations or complaints of sexual harassment made in writing, reported to a human resources representative or another management-level employee of the Purchased Companies or any Seller, or pursuant to a formal complaint process against any Seller or any director, officer or management-level employee of any Purchased Company or any Seller, and no Seller or director, officer or management-level employee of any Purchased Company or any Seller is aware of any events, facts, or circumstances that could form the basis for any such allegations or complaints in any respect.

(g) All individuals who perform services for the Purchased Companies have been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and no Purchased Company has received notice to the contrary from any Person or Governmental Authority.

(h) Each Purchased Company has complied in all material respects with all applicable Laws relating to employment, labor, employment practices and terms and conditions of employment, including those relating to: employment discrimination and harassment, collective bargaining, payment of wages, timekeeping, employment recordkeeping, classification as exempt/non-exempt, occupational health and safety, workers’ compensation, leaves of absence and other paid time off, immigration, and layoffs. There are no material Actions pending against any Purchased Company involving any labor or employment matter, and there have not been any such Actions in the past five (5) years.

(i) In the last 18 months, no Purchased Company has effectuated (i) a “plant closing” (as defined in Worker Adjustment Retraining and Notification Act (“WARN”) or any similarly applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Purchased Company or (ii) a “mass layoff” (as defined in WARN or any similarly applicable Law) affecting any site of employment or facility of a Purchased Company.

(j) Each Purchased Company is and has been in compliance in all material respects with all applicable Laws regarding immigration and employment of non-citizen workers, including all Form I-9 requirements and other documentation requirements with respect thereto.

4.14 Employee Plans.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of all material Employee Plans. No Purchased Company has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True, correct and complete copies of the following materials have been made available to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan; (ii) all determination letters from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, the most recent annual report and summary annual reports with respect to any of the Employee Plans; and (iv) all current trust agreements, insurance contracts and other plan documents relating to the funding or payment of benefits under any Employee Plan.

(c) Each Employee Plan has been maintained, operated and administered in compliance with (i) its terms and any related documents or agreements, and (ii) applicable Law, in each case in all material respects. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could reasonably be expected to result in any liability or excise Tax under ERISA, the Code or other applicable Law being imposed on any Purchased Company.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under any Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination. With respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, (i) Section 4.14(d) of the Disclosure Schedule sets forth a true, correct and complete list of each outstanding loan owed by a participant in such plan in respect of his or her account thereunder, (ii) no Purchased Company stock is held as an asset in respect of any such plan, and (iii) the Company has not committed to make with respect to the current plan year, or has with respect to the immediately preceding plan year made, a matching or voluntary employer contribution under the terms of such plan.

(e) No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement by any manager, officer or employee of any Purchased Company or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Section 1.280G-1 of the Treasury Regulations) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan could reasonably expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) No Purchased Company nor any member of the Controlled Group has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) With respect to each group health plan benefiting any current or former employee of the Purchased Companies or any member of the Controlled Group that is subject to Section 4980B of the Code, the Purchased Companies and each member of the Controlled Group have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) No Employee Plan that provides health insurance or medical coverage is self-funded or self-insured. No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(j) There are no ongoing Actions, and to the Holding Company Seller’s Knowledge, there is no basis for any Action, with respect to any Employee Plan (including Actions against any fiduciaries thereof in respect of their capacity as a fiduciary of an Employee Plan). No current or former Service Provider has brought a claim against any Purchased Company or any member of the Controlled Group in respect of any Employee Benefit Plan, other than routine claims for benefits occurring in the ordinary course of business and consistent with the terms of the applicable Employee Benefit Plan.

(k) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(l) With respect to any insurance policy providing funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent and (ii) there is no liability of any Purchased Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date.

(m) No Employee Plan provides benefits to any individual who is not either a current or former Service Provider (or the dependent or beneficiary of such Service Provider). No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(n) The execution and performance of this Agreement and the Ancillary Agreements will not (whether alone or in combination with any other event), (i) constitute a stated trigger event under any Employee Plan that could result in any payment (including severance, deferred compensation, Tax gross-up, retention, bonus or other payment) becoming due under any Employee Plan, (ii) increase any benefits (including severance, deferred compensation, or equity compensation) otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Employee Plan or to any Government Authority in respect of any current or former Service Provider, or (iv) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Employee Plan.

(o) No Purchased Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of current or former employees of any Purchased Company other than the Employee Plans, or to make any amendments to any of the Employee Plans that could reasonably be expected to result in additional material liability to a Purchased Company.

(p) The Purchased Companies have reserved all rights necessary to amend or terminate each of the Employee Plans that are not individual agreements without the consent of any other Person.

(q) No Employee Plan provides benefits to any Person who is not a current or former employee of a Purchased Company, or the dependents or other beneficiaries of any such current or former employee.

(r) All contributions required to be paid with respect to workers’ compensation insurance or similar arrangements of the Purchased Companies have been made or accrued as a liability in the Financial Statements and the Interim Financial Statements.

(s) All employees of the Purchased Companies are in active service and no current or former employees of the Purchased Companies are receiving salary continuation, short-term disability or long-term disability benefits under any Employee Plan.

4.15 Environmental.

(a) The Purchased Companies are, and during the past five (5) years have been, in compliance in all material respects with all Environmental Laws, including compliance with all Permits issued and required under Environmental Law. The Purchased Companies hold all Permits required under Environmental Law, and have timely filed complete applications and renewal applications as required by such Permits and Environmental Laws or as needed for new Permits. No Permits of the Purchased Companies are under appeal or other challenge by third parties.

(b) There are no underground tanks or related pipes, pumps and other facilities, regardless of their use or purpose, whether active or abandoned, at the Real Property.

(c) There is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. No Purchased Company has sold, manufactured, refurbished, repaired, marketed or distributed any material or product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(d) No Purchased Company has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, imported, exported, sold, distributed, processed or otherwise managed any Hazardous Materials, except in compliance, in all material respects, with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Material at, impacting or in the vicinity of the Real Property or any property formerly owned, operated or leased by any Purchased Company that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action under any Environmental Law or any applicable lease or other Contract or that could otherwise reasonably be expected to result in liability of any kind to the Purchased Company, now or in the future.

(e) No Purchased Company has (i) entered into or been subject to any Consent or Order with respect to any Environmental Condition or relating to obligations under any Environmental Law, (ii) received notice under the citizen suit provisions of any Environmental Law, (iii) received any request for information, notice, demand letter, administrative inquiry or complaint or claim, or any notice of any investigation by the government or third parties with respect to any Environmental Condition or relating to obligations of liabilities under any Environmental Law or the exposure of any person to Hazardous Materials or (iv) been or is currently subject to or threatened with any governmental, third party or citizen enforcement action with respect to or arising under any Environmental Law or otherwise relating to Hazardous Materials.

(f) To the Holding Company Seller’s Knowledge, the use, transportation, handling and application of the materials and products used or produced by the Purchased Companies has not resulted in and would not reasonably be expected to result in bodily injury or adverse health effects.

(g) Except as set forth in the Contracts listed on Section 4.15(g) of the Disclosure Schedule, no Purchased Company has assumed, undertaken, agreed to indemnify or otherwise become subject to any material liability of any other Person relating to or arising from any Environmental Law.

(h) To the Holding Company Seller’s Knowledge, neither the Real Property nor any Purchased Company will require a material capital expenditure or annual operating expense increase during the three (3) years following the Closing Date to achieve compliance with any Environmental Law (including Permits required thereunder) and there are otherwise no circumstances that may prevent or interfere with compliance by the Purchased Companies with all Environmental Laws after the Closing.

(i) True, correct and complete copies have been made available to the Buyer of all documents, records and information in the possession or control of the Purchased Companies or the Holding Company Seller concerning Environmental Conditions, compliance with or potential liability under Environmental Laws or the exposure of any Person to any Hazardous Material in any way associated with the Purchased Companies, including previously conducted environmental compliance audits, environmental site assessments, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon or from the Real Property or formerly owned, leased or operated property, spill control plans and environmental agency reports and correspondence.

4.16 Contracts.

(a) Section 4.16(a) of the Disclosure Schedule sets forth a true, correct and complete list (and a description of each material Oral Contract), by reference to the applicable subsection of this Section 4.16(a), of all of the Contracts to which any Purchased Company is a party or to which any of the assets or properties of any Purchased Company are bound:

(i) governing the borrowing of money or a Guarantee by or in favor of any Purchased Company or the repayment of Indebtedness of any Purchased Company or granting of Liens on any assets or properties of any Purchased Company (including any such Contract under which any Purchased Company has incurred any Indebtedness);

(ii) providing for the employment, or engagement as an independent contractor, of any Person (A) that is not terminable at will by the Purchased Company party thereto on 60 days or less notice without further liability, (B) providing severance payments or similar benefits or (C) providing for the payment of any cash or other compensation in connection with the consummation of the transactions contemplated hereby;

(iii) containing any covenant limiting the freedom of any Purchased Company (or the Buyer or any of its Affiliates following the Closing) to (A) compete or engage in any line of business or with any Person or in any geographic area or market or (B) hire or solicit for employment any Person;

(iv) under which any Purchased Company has licensed or otherwise expressly granted rights with respect to, or agreed to refrain from enforcing any rights in, any Owned Intellectual Property, other than non-exclusive licenses granted to customers, service providers or vendors in the Ordinary Course of Business;

(v) under which any Person has licensed or otherwise expressly granted rights with respect to, or agreed to refrain from enforcing, any Intellectual Property to or against any Purchased Company, other than inbound licenses for off-the-shelf Software commercially available on standard, non-discriminatory terms for an annual or aggregate fee of no more than $25,000;

(vi) with any Related Person;

(vii) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, equipment or services (including computer hardware, software, online hosting arrangements or other property or services), in each case, that requires any Purchased Company to make, or entitles any Purchased Company to receive, payments in excess of $100,000 in any calendar year;

(viii) granting to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of any Purchased Company;

(ix) providing for lease of personal property involving payments by a Purchased Company after the date hereof in excess of excess of $50,000 per annum;

(x) granting to any Person “exclusivity” or requiring any Purchased Company to deal, transact, purchase, sell, distribute, or communicate exclusively with, or grant exclusive rights (i) to, any supplier, distributor, sales representative, broker, marketer, or other Person or (ii) to any Person with respect to any field of technology, line of business or geographic territory;

(xi) involving a joint venture, partnership or similar arrangement;

(xii) involving a Governmental Authority or pursuant to which a product or service of any Purchased Company is ultimately provided to a Governmental Authority;

(xiii) involving the acquisition or disposition of any business enterprise whether via merger, stock or asset purchase or otherwise;

(xiv) containing a “most favored nation” pricing arrangement, special warranty, minimum purchase or sale requirements, “take or pay” arrangement, agreements to take back or exchange goods, consignment arrangements or similar understandings with any customer or supplier;

(xv) relating to capital expenditures or the acquisition or construction of fixed assets involving future payments by any Purchased Company in excess of $500,000 per annum;

(xvi) with any Material Customer or Material Supplier;

(xvii) under which any third party provides any Purchased Company with a financing assistance program, deferred payment or installment plan, or any similar solution (including any rent-to-own or “buy now, pay later” arrangement) to offer to customers; or

(xviii) granting any power of attorney empowering any Person to act on behalf of any Purchased Company.

(b) True, correct and complete copies have been made available to the Buyer of each Contract listed, or required to be listed, on Section 4.16(a) of the Disclosure Schedule, as amended to date (each, a “Material Contract”). Each Material Contract is a valid, binding and enforceable obligation of the Purchased Company party thereto, enforceable in accordance with its terms, subject to General Enforceability Exceptions. No Purchased Company nor, to the Holding Company Seller’s Knowledge, any other Person is in breach, violation or default, in any material respect, under any Material Contract and, to the Holding Company Seller’s Knowledge, no event has occurred that, with notice or lapse of time, or both, would constitute such a breach or default. No Purchased Company has waived any of its material rights under any Material Contract.

4.17 Permits. Section 4.17 of the Disclosure Schedule sets forth a true, correct and complete list and description of all Permits issued to or held by any Purchased Company. The Purchased Companies are, and during the last five (5) years have been, in compliance, in all material respects, with the terms of such Permits, and all such Permits are in full force and effect. There is no pending or, to the Holding Company Seller’s Knowledge, threatened termination, expiration or revocation of any such Permits. Other than the Permits set forth on Section 4.17 of the Disclosure Schedule, there are no other Permits that are necessary or required for the conduct of the business of the Purchased Companies or the ownership or use of the assets or properties of the Purchased Companies. No Purchased Company has received any written or, to the Holding Company Seller’s Knowledge, oral notice from any Governmental Authority or other Person that any Purchased Company’s assets, properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any such Permit.

4.18 Intellectual Property.

(a) Section 4.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Owned Intellectual Property that is registered or filed with a Governmental Authority (collectively, “Registered Owned Intellectual Property”): (i) Patents; (ii) registered Copyrights, including Copyrights in Software; (iii) registered and material unregistered Trademarks; and (iv) domain name registrations and applications therefor. Each item of the Registered Owned Intellectual Property is valid and subsisting. All fees associated with maintaining any Registered Owned Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority and no such fees are due within the three-month period after the Closing Date. All of the Registered Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect.

(b) The Purchased Companies solely and exclusively own all Owned Intellectual Property, free and clear of all Liens. All of the Intellectual Property used by the Purchased Companies in the conduct of their businesses or otherwise in their possession is owned solely by the Purchased Companies or the Purchased Companies have a valid and enforceable right to use such Intellectual Property in a manner sufficient for the conduct of the businesses of the Purchased Companies as currently conducted, in each case free from (i) any Liens and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. No Purchased Company has licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Owned Intellectual Property against any Person, except pursuant to a Contract set forth on Section 4.16(a)(iv) of the Disclosure Schedule and for nonexclusive licenses granted by the Purchased Companies (A) to customers in the Ordinary Course of Business; (B) to vendors and service providers in the Ordinary Course of Business for the limited purpose of providing the applicable services to the Purchased Companies; or (C) for the use of a Trademark of any Purchased Company where the grant of the license is incidental to, and not the primary purpose of, such Contract.

(c) All current and former employees, consultants and contractors of the Purchased Companies who participated in the creation or contributed to the conception or development of any Intellectual Property relating to the business of the Purchased Companies have executed valid and enforceable written Contracts with the Purchased Companies, pursuant to which each such Person has agreed to assign all of such Person’s rights in such Intellectual Property to a Purchased Company and waived all moral rights in favor of such Purchased Company. No current or former director, manager, officer, shareholder, member, employee, consultant, contractor, agent or other representative or Affiliate of any Purchased Company owns or claims, nor is there any basis for any such Person to claim, any rights in (nor has any of them made application for) any Intellectual Property owned or used by the Purchased Companies that could reasonably be expected to result in any material liability to the Purchased Companies.

(d) The operation of the business of the Purchased Companies or any part thereof has not and does not, and no product or services of, sold by, provided by, or distributed by any Purchased Company has or does, infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property of any other Person, nor does the operation of the business of the Purchased Companies constitute unfair competition, false advertising or deceptive or unfair trade practice. There is no pending, or to the Holding Company Seller’s Knowledge, threatened Action alleging that any Purchased Company is infringing, misappropriating or violating any Intellectual Property of any Person. There are no Actions pending that have been brought by any Purchased Company against any

Person alleging infringement, misappropriation, or other violation of any Owned Intellectual Property. To the Holding Company Seller’s Knowledge, none of the Owned Intellectual Property or Intellectual Property exclusively licensed to the Purchased Companies is being infringed or misappropriated or otherwise used or available for use by any Person other than the Purchased Companies.

(e) The Purchased Companies have taken commercially reasonable measures to protect and preserve the confidentiality of all Trade Secrets of the Purchased Companies (including proprietary know-how, databases, customer lists and processes) and all use or disclosure thereof by or to any third party has been pursuant to the terms of a written confidentiality agreement between such third party and a Purchased Company, and each Purchased Company has complied in all material respects with all of its confidentiality obligations under each Contract to which such Person is a party.

(f) Upon and after the Closing, the Purchased Companies will own, be licensed or otherwise have the valid right to exploit all Intellectual Property in the possession of the Purchased Companies as of the Closing Date under the same terms and conditions as the Purchased Companies had been subject to prior to the Closing. The Owned Intellectual Property, together with the Intellectual Property that is validly licensed to the Purchased Companies as of the Closing Date, constitute all of the Intellectual Property necessary and sufficient for the Buyer to operate the Purchased Companies’ business after the Closing in substantially the same manner as it is currently conducted by the Holding Company Seller.

(g) The Purchased Companies have not used any Open Source Software in any manner that would, with respect to any Software material to the respective businesses of the Purchased Companies (the “Company Software”), impose any requirement that any such Company Software using, linked with, incorporating, distributed with, based on, derived from or accessing such Open Source Software: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge.

(h) The Software owned or used by the Purchased Companies does not contain any “viruses,” “worms,” “time bombs,” “key locks,” or any other devices created that would reasonably be expected to materially disrupt or interfere with the operation of such Software or equipment upon which such Software operates, or the integrity of the data, information or signals such Software produces in a manner adverse to the Purchased Companies or any of their customer, licensee or end user. None of the Company Software contains any such devices, and the Purchased Companies have not received any notice from any Person concerning any actual or potential existence of such devices.

(i) None of the Purchased Companies, or any other party acting on behalf of the Purchased Companies has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any source code of any Company Software (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Purchased Companies or any other party acting on behalf of the Purchased Companies to any third party of any Company Source Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, in and of itself, would reasonably be expected to result in the delivery of, or any obligation to deliver, any Company Source Code to a third party, including the release of any Company Source Code from an escrow agent.

4.19 Information Systems; Data Privacy.

(a) Except for the Internet, all information systems used by the Purchased Companies are owned, controlled and operated by the Purchased Companies and are not wholly or partly dependent upon any information system of any other Person (other than the Internet). All information systems used by the Purchased Companies are sufficient for the conduct of their businesses as currently conducted. There are no material problems or defects in any Software used by the Purchased Companies that prevent any such Software from operating in fulfillment of its intended purpose or substantially as described in its related documentation or specifications. The Purchased Companies use reasonable means, consistent with then-prevailing industry standards and the usual and customary practices in the delivery of products or services by consumer goods and retail businesses similarly situated to the Purchased Companies, to protect the privacy, security, availability and integrity of all information systems used by the Purchased Companies.

(b) The Purchased Companies have complied in all material respects with (i) all applicable data protection and privacy Laws and industry standards (including the Payment Card Industry Data Security Standard) governing the collection, dissemination, storage, protection or use of personal information (including personally identifiable information, payment card information and similar terms as defined under applicable Laws) and (ii) any privacy policies or related policies, programs, agreements or other notices and representations provided to customers or consumers, and any contractual obligations concerning the collection, dissemination, storage, protection or use of personal information. The Purchased Companies have not (A) experienced any Information Security Incidents or (B) been subject to or received notice of any audits, proceedings or investigations by any Governmental Authority or other Person, or subject to any claims, actions, or complaints regarding the collection, dissemination, storage, protection or use of personal information, or the violation of any applicable data protection or privacy Laws and, to the Holding Company Seller’s Knowledge, there is no reasonable basis for the same. The Purchased Companies have provided all notices and obtained all consents as required by Laws related to data privacy, marketing, and advertising.

(c) No Purchased Company is a “consumer reporting agency,” and no Purchased Company provides “consumer reports” to its customers or other third parties, in each case as those terms are defined under the Fair Credit Reporting Act (15 U.S.C. § 1681, et seq.) (the “FCRA”). Without limiting the generality of the foregoing, no Purchased Company’s services are used in whole or in part as a factor in determining eligibility for credit, insurance, employment or for other eligibility determination purposes that would qualify such Purchased Company’s service as a “consumer report”, as that term is defined under the FCRA.

4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a true, correct and complete list of all policies of, and binders evidencing, cyber, casualty, directors and officers, errors and omissions, life, fire, workers’ compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by the Purchased Companies, together with a summary of the policy limits, deductibles, self-insured retentions and annual premiums with respect thereto. Such policies are in full force and effect, and no Purchased Company is in default or has committed any violation under any of them during the last five (5) years. During the last five (5) years, no notice of cancellation or termination or non-renewal has been received with respect to any such policy. During the last five (5) years, there have not been any material claims made under any such policy. During the last five (5) years, the Purchased Companies have not been refused any insurance with respect to the business of the Purchased Companies or the assets or properties of any Purchased Company, nor has coverage been limited or denied by any insurance carrier, in each case, to which any Purchased Company has applied for insurance or with which any Purchased Company has carried insurance. No Purchased Company has made any claim under any such policy during the five (5)-year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to any Purchased Company, denied or disputed coverage or otherwise reserved its rights with respect to such coverage. During the past five (5) years, no insurer has threatened in writing to cancel any such policy. The Purchased Companies have complied with each of such policies, except where the failure to so comply would not reasonably be expected to be have a Material Adverse Effect. During the past five (5) years, all such insurance policies have been continuously in effect with no material gaps in coverage. None of the policy limits with respect to such policies have been eroded in any material respect by the payment of claims pursuant thereto.

4.21 Accounts Receivable. All accounts and notes receivable of the Purchased Companies represent bona fide sales actually made or services provided in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Purchased Companies. All of the accounts and notes receivable of the Purchased Companies are collectible in full in accordance with their terms at their recorded amounts, except for any non-collectability that would exceed the amounts thereof experienced during prior periods. No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of the Purchased Companies are pending or, to the Holding Company Seller’s Knowledge, threatened. All of the accounts and notes receivable of the Purchased Companies relate solely to sales of goods or services to customers of the Purchased Companies, none of whom are the Sellers or Affiliates of any Purchased Company or the Holding Company Seller. No Purchased Company has factored or transferred any accounts receivable. To the Holding Company Seller’s Knowledge, the debtors to which all accounts receivable of any Purchased Company relate are not in or subject to a bankruptcy or insolvency proceeding and none of the such accounts receivable has been made subject to an assignment for the benefit of creditors (except to the extent of any reserves shown therefor on the Audited Financial Statements).

4.22 Inventory. All Inventory is of a quality and quantity useable and saleable in the Ordinary Course of Business, is merchantable and fit for its intended use. None of the Inventory is slow moving, damaged, defective or obsolete and is not excessive in kind or amount in light of the ordinary and normal course of conduct and reasonably anticipated needs of the business of the Purchased Company. The Purchased Companies have sufficient available inventories or identified sources thereof at reasonable costs to perform their contractual obligations. None of the Inventory is held on consignment by any Person (other than a Purchased Company) or subject to any Lien.

4.23 Product and Service Liability and Warranty. Each product or service sold, designed, distributed, provided, licensed or otherwise delivered by the Purchased Companies has been conducted in conformity with all applicable contractual commitments and all express and implied warranties, and no Purchased Company has any liability (and, to the Holding Company Seller’s Knowledge, there is no basis for any present or future Action against any Purchased Company) for replacement or repair of any such products or services or other damages in connection therewith. No product or service sold, designed, distributed, provided, licensed or otherwise delivered by the Purchased Companies is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or license. No Purchased Company has any liability, and there is no basis for any present or future Action against any Purchased Company giving rise to any liability, arising out of product liability obligations or claims, or any injury to Person or property, in each case, as a result of the ownership, possession or use of a product or service sold, designed, distributed, provided, licensed or otherwise delivered by any Purchased Company.

4.24 Taxes.

(a) All income and other material Tax Returns by or on behalf of the Purchased Companies have been filed with the appropriate Taxing Authority in accordance with all applicable Laws.

(b) All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Purchased Companies. No Purchased Company is currently a beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions.

(c) All Taxes owed by the Purchased Companies (whether or not shown as due and payable on any Tax Return) have been timely (taking into account any duly granted extensions by all relevant Taxing Authorities) paid to the appropriate Taxing Authority.

(d) The Purchased Companies in all material respects have timely (taking into account any duly granted extensions by all relevant Taxing Authorities) filed or provided all information, returns or reports, including IRS Forms 1099 and W-2 (and foreign, state and local equivalents) that are required to have been filed or provided and have accurately reported in all material respects all information required to be included on such returns or reports.

(e) The unpaid Taxes of the Purchased Companies do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the Interim Financial Statements, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

(f) The Purchased Companies have correctly withheld and timely (taking into account any duly granted extensions by all relevant Taxing Authorities) remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, the Holding Company Seller or other Person.

(g) No Tax Return of any Purchased Company with respect to any Pre-Closing Tax Period has been within the last six (6) years or is currently being audited, inspected or investigated by any Taxing Authority, nor is any such audit, inspection or investigation pending, or to the Holding Company Seller’s Knowledge, threatened.

(h) No Purchased Company has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired, other than any such extension or waiver resulting from an automatic extension of the time within which to permissibly file a Tax Return without penalty or liability.

(i) There is no Action pending or threatened in writing against or with respect to any Purchased Company in respect of any Tax.

(j) There are no Liens for Taxes upon the assets or properties of any Purchased Company, except for Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable.

(k) No Purchased Company has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. No Purchased Company has any liability for the Taxes of any Person (other than a Purchased Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of Law, by Contract (other than any such agreement, arrangement or Contract entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(l) None of the Purchased Companies or the Holding Company Seller have received written notice of any claim or Action by a Governmental Authority in a jurisdiction where the Purchased Companies do not file Tax Returns that any Purchased Company is or may be subject to Taxation by that Governmental Authority.

(m) No Purchased Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Governmental Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law)

executed prior to the Closing, (iii) as a result of any intercompany transactions occurring or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law) arising prior to the Closing, (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing, (v) as a result of any prepaid amount or deferred revenue received prior to the Closing, (vi) as a result of any discharge of indebtedness prior to the Closing, (vii) as a result of the use of any impermissible method of accounting before the Closing, (viii) as a result of using the deferral method provided for under IRS Revenue Procedure 2004-34 or making an election under Section 451(c) of the Code, as applicable, in respect of any transaction occurring or payment received prior to the Closing Date, (ix) as a result of any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code, (x) pursuant to Section 965 of the Code (or any similar provision of state, local or foreign Law) or (xi) pursuant to Section 59A of the Code (or any similar provision of state, local or foreign Law).

(n) No Purchased Company will be required to include any material item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) attributable to (i) “subpart F income”, within the meaning of Section 952 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to a Purchased Company, or the income, assets or operations of a Purchased Company, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to a Purchased Company, or the income, assets or operations of a Purchased Company, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period.

(o) No Purchased Company is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than any such agreement, arrangement or Contract entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(p) Within the last five (5) years, no Purchased Company has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(q) No Purchased Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r) No Purchased Company has participated in any “reportable transaction” as defined in Section 6707A of the Code or Section 1.6011-4 of the Treasury Regulations (or any predecessor provision).

(s) Each Purchased Company has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(t) No Purchased Company has, or has ever had, a permanent establishment (within the meaning of an applicable income tax treaty) in any foreign country other than the country in which such Purchased Company is organized. No Purchased Company has engaged in a trade or business resulting in such Purchased Company being subject to Tax on a nexus basis in any foreign country other than the country in which such Purchased Company is organized.

(u) No Purchased Company is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority, other than those of general applicability.

(v) No Purchased Company has elected, through action or inaction, to benefit from the payroll Tax relief, including Tax credits and Tax deferrals, under the CARES Act and COVID Relief Programs or any similar Law that addresses the financial impact of COVID-19 on employers.

(w) Each of the Company, Brandsmart USA of South Dade, Inc. and Brands Mart Service Corp. (and, in each case, any predecessor) is and has been at all times since March 31, 2013, and will be until the date of conversion to a limited liability company in accordance with Exhibit H, a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code (and any similar provision of U.S. state and local Law). each of the Company, Brandsmart USA of South Dade, Inc. and Brands Mart Service Corp. will be, from the date of conversion to a limited liability company in accordance with Exhibit H, and up to and through the end of the Closing Date, Georgia limited liability company that is treated as a disregarded entity for U.S. federal income Tax purposes. The Company has no potential Liabilities for Taxes under Section 1374 of the Code (or any similar provision of the U.S. state or local Law). The classification of each Subsidiary of the Company as of the Closing Date for U.S. federal income Tax purposes is as set forth on Section 4.24(w) of the Disclosure Schedule.

(x) No Purchased Company has, within the past five (5) years, acquired assets from another Person in a transaction in which the tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, other than in connection with the Pre-Closing Reorganization as described on Exhibit H.

(y) All transactions entered into by any Purchased Company with any related Person have been carried out at arm’s length terms, and each Purchased Company has complied in all material respects with all transfer pricing disclosure, reporting and other similar requirements under Section 482 of the Code (or any corresponding provision of state, local or foreign Law).

(z) There is no property or obligation of any Purchased Company (including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts) that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar applicable Laws.

4.25 Customers and Suppliers.

(a) Section 4.25(a) of the Disclosure Schedule sets forth the ten largest customers or distributors (measured by dollar amount of sales revenue) of each of the Purchased Companies and the dollar amount of the Purchased Companies’ revenues from each such customer for the fiscal year ended September 26, 2020 and September 25, 2021 (the “Material Customers”). All Material Customers continue to be active customers of the Purchased Companies, and none of such Material Customers has reduced materially, or delivered any notice or indication of any intent to reduce, its business with the Purchased Companies from the levels achieved during the fiscal year ended September 26, 2020, and, to the Holding Company Seller’s Knowledge, no such reduction is anticipated. No Material Customer has terminated its relationship with any of the Purchased Companies or has threatened in writing or, to the Holding Company Seller’s Knowledge, orally to do so. The prices paid to the Purchased Companies by the Material Customers for any product or service have not materially decreased, individually or in the aggregate. No Material Customer has changed its payment terms or any other material terms with respect to the Purchased Companies or has threatened in writing or, to the Holding Company Seller’s Knowledge, orally to do so and, to the Holding Company Seller’s Knowledge, no such changes are anticipated. The Purchased Companies are not involved in any claim, dispute or controversy with any Material Customer. The Purchased Companies are not involved in any claim, dispute or controversy with any of the other customers of the Purchased Companies that, individually or in the aggregate, could reasonably be anticipated to result in a material liability to the Purchased Companies.

(b) Section 4.25(b) of the Disclosure Schedule sets forth the 25 largest suppliers (measured by dollar amount of purchases) of the Purchased Companies and the dollar amount of the Purchased Companies’ purchases from each such supplier for the fiscal year ended September 26, 2020 and September 25, 2021 (the “Material Suppliers”). All Material Suppliers continue to be suppliers of the Purchased Companies and none of such Material Suppliers has reduced materially, or delivered any notice or indication of any intent to reduce, its business with the Purchased Companies from the levels achieved during the year ended September 26, 2020, and, to the Holding Company Seller’s Knowledge, no such reduction is anticipated. No Material Supplier has terminated its relationship with the Purchased Companies or has threatened in writing or, to the Holding Company Seller’s Knowledge, orally to do so. No Material Supplier has materially increased its prices or changed its payment terms or any other material terms with respect to the Purchased Companies or has threatened in writing or, to the Holding Company Seller’s Knowledge, orally to do so and, to the Holding Company Seller’s Knowledge, no such changes will occur. The Purchased Companies are not involved in any claim, dispute or controversy with any Material Supplier. The Purchased Companies are not involved in any Action, claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to result in a material liability or unavailability of supply to the Purchased Companies. Except as set forth on Section 4.25(b) of the Disclosure Schedule, no supplier to the Purchased Companies represents a sole or exclusive source of supply for goods and services used in the conduct of the business of the Purchased Companies.

4.26 Related Party Transactions. Except in connection with (a) business expense reimbursements and advances for officers and directors in the Ordinary Course of Business, (b) any employment or consulting agreement set forth in Section 4.16(a) of the Disclosure Schedule and (c) any benefits under any Employee Plan, (i) there are no Contracts or other transactions, agreements, arrangements or understandings between a Purchased Company, on the one hand, and (w) the Holding Company Seller, (x) any Affiliate (other than a Purchased Company) of the Holding Company Seller, (y) any Person who is or was an officer, director or manager of a Purchased Company or (z) any Associate of any Person referred to in clauses (w), (x) or (y) above (collectively, “Related Persons”), on the other hand, (ii) no Related Person has any direct or indirect interest in any property or asset (real or personal, tangible or intangible) owned or used by a Purchased Company in the conduct of its business and (iii) no Purchased Company has, directly or indirectly, purchased, leased or otherwise acquired any asset or property or obtained any services, or sold, leased or otherwise disposed of any asset or property or furnished any services, from or to any Related Person. An “Associate” of any Person means (i) a corporation or other organization of which such Person is an officer, director (or nominee to become a director) or partner or is, directly or indirectly, the beneficial owner of five percent (5%) or more of any class of voting securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee, administrator or in a similar fiduciary capacity and (iii) any immediate family member (which means which means any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or any Person sharing the same household of such Person.

4.27 Bank Accounts; Powers of Attorney. Section 4.27 of the Disclosure Schedule sets forth a true, correct and complete list of: (a) the name and address of each bank or financial or other depository institution with which any Purchased Company has an account or safe deposit box, the account number for each such account and the name of each Person authorized to draw thereon or have access thereto; and (b) the name of each Person holding a power of attorney on behalf of any Purchased Company.

4.28 Books and Records. All books, records and accounts of the Purchased Companies are true, correct and complete, in all material respects, and have been maintained in accordance with commercially reasonable business practices and all applicable Laws. The minute books and record books of the Purchased Companies for the past five (5) years have been made available to the Buyer and are true, correct and complete.

4.29 No Brokers. Other than as set forth on Section 4.29 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Purchased Company or the Holding Company Seller in connection with the negotiations relating to the transactions contemplated by this Agreement and the Ancillary Agreements, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any Purchased Company or the Holding Company Seller.

4.30 Certain Payments.

(a) No Purchased Company nor any Affiliate, manager, director, officer, agent, employee, distributor, dealer, consultant, sales representative or other Person acting for or on behalf of any of the foregoing has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Purchased Companies.

(b) No Purchased Company nor any Affiliate, director, manager, officer, agent, employee, distributor, dealer, consultant, sales representative or other Person acting for or on behalf of any of the foregoing:

(i) is or is owned or controlled by (A) a person who appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, or any other list of Persons with whom dealings are restricted or prohibited by the United States, the United Kingdom, the European Union or the United Nations, (B) the government, including any political subdivision, agency, instrumentality or national thereof, of any country against which the United States, the United Kingdom, the European Union or the United Nations maintains economic sanctions or embargos, (C) a person acting or purporting to act, directly or indirectly, on behalf of, or a person owned or controlled by, any of the Persons listed in clauses (A) and (B) above, or (D) a Person with whom dealings are prohibited or restricted on account of any economic sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations (a “Prohibited Person”);

(ii) directly or indirectly, has conducted, or conducts any business or other dealings involving any Prohibited Person; or

(iii) directly or indirectly, has violated any applicable Laws or requirements of the United States, United Kingdom, European Union or United Nations or any Governmental Authority pertaining to economic sanctions or embargos, or export controls, unsanctioned foreign boycotts, terrorism or money-laundering, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury and the U.S. Department of State. There are no Actions pending or, to the Holding Company Seller’s Knowledge, threatened against any Purchased Company, or any officer, manager, director or employee thereof with respect to the foregoing, and there are no facts or circumstances that would reasonably be expected to form the basis for any such Action.

4.31 CARES Act and COVID-19 Relief Programs. No Purchased Company nor the Holding Company Seller has (a) incurred any Indebtedness or grant under the CARES Act and COVID-19 Relief Programs, (b) deferred any payroll Taxes or (c) availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act and COVID-19 Relief Programs.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Holding Company Seller, as of the date hereof and as of the Closing Date, as follows:

5.1 Existence and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Georgia.

5.2 Power. The Buyer has the corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.

5.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements to which the Buyer is or will be a party have been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Holding Company Seller, the Sellers’ Representative and any other party thereto, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the General Enforceability Exceptions.

5.4 Absence of Restrictions and Conflicts; Required Consents.

(a) No notices, reports or other filings are required to be made by the Buyer with, nor are any Consents required to be obtained by the Buyer from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

(b) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will directly or indirectly (with or without the giving of notice or the lapse of time or both): (i) conflict with or result in a violation of any provision of the articles of incorporation or bylaws (or similar governing documents) of the Buyer; (ii) conflict with or result in a violation of any Law or any Order to which the Buyer or any of its assets is subject; (iii) conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Buyer; (iv) conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Buyer is a party or by which any of its assets is bound, or give any Person the right to (A) declare a default or exercise any remedy under any such Contract or (B) modify, terminate, or accelerate any right, liability or obligation of it under any such Contract, or charge any fee, penalty or similar payment to it under any such Contract; or (v) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Buyer.

5.5 Brokers. Other than BofA Securities, Inc., no Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.

5.6 Litigation. There is no Order or Action pending or, to the knowledge of the Buyer, threatened that questions the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, or that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements, or would otherwise prevent the Buyer from complying in any material respect with the terms of this Agreement.

5.7 Reliance.

(a) The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchased Companies and acknowledges that it has been provided an opportunity to access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchased Companies for such purpose. The Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Holding Company Seller set forth in Article 4 and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Purchased Companies other than those expressly set forth in Article 4); and (ii) none of the Sellers has made any representation or warranty other than as expressly set forth in Article 4.

(b) In connection with the due diligence investigation of the Purchased Companies by the Buyer and its Affiliates, the Buyer and its Affiliates have received and may continue to receive after the date hereof from the Holding Company Seller and its applicable Affiliates, certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Purchased Companies and their respectively applicable businesses and operations. The Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, other than for Fraud, the Buyer will have no claim against the Sellers, including as to the accuracy or completeness of any information provided. Accordingly, the Buyer hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4, neither the Sellers nor any of their respectively applicable Affiliates, have made or are making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

5.8 Financing. The Buyer has delivered to Sellers a true, accurate and complete copy of an executed commitment letter, including all exhibits, schedules and annexes thereto, dated as of the date hereof, from the Debt Financing Sources parties thereto (the “Debt Commitment Letter”) (provided, however, that the fee amounts, pricing caps and other economic terms, and any “market flex” provisions may be customarily redacted, none of which redacted provisions would adversely affect the conditionality, availability, aggregate principal amount or termination of the Debt Financing), under which such Debt Financing Sources have committed to provide debt financing to the Buyer in the amounts set forth therein (the “Debt Financing”), subject solely to the terms and conditions set forth therein. The Buyer has also delivered to Sellers’ Representative a true, accurate and complete copy of each fee letter related to the Debt Financing as in effect on the date hereof (the “Fee Letter”) (provided, however, that the fee amounts, pricing caps and other economic terms, and any “market flex” provisions may be customarily redacted, none of which redacted provisions would adversely affect the conditionality, availability, aggregate principal amount or termination of the Debt Financing). The only conditions precedent to the obligations of the parties under the Debt Commitment Letter is the satisfaction (or waiver) of the conditions set forth in the Debt Commitment Letter. The Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded, terminated or otherwise amended or modified in any respect (except for any increases in the amount of funds available thereunder or the addition of Debt Financing Sources or other relevant entities who did not execute the Debt Commitment Letter as of the date of this Agreement) and no such amendment or modification is contemplated except as permitted by this Agreement. The Debt Commitment Letter is a legal, valid and binding obligation of the Buyer and, to the actual knowledge of the Buyer’s officers, the other parties thereto except as limited by the General Enforceability Exceptions. There are no other agreements, side letters or other Contracts, arrangements or understandings relating to the funding of the Debt Financing other than the Debt Commitment Letter and the Fee Letter that would reasonably be expected to affect the timing, termination, availability, the amount or conditionality of the Debt Financing or would reasonably be expected to delay the Closing. Assuming the truth and accuracy of the Sellers’ representations and warranties set forth in this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Buyer or, to the actual knowledge of the Buyer’s officers, any other parties thereto of any term or condition of the Debt Commitment Letter or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. The proceeds from the Debt Financing, together with other amounts available to the Buyer, are sufficient to pay all amounts required to be paid by the Buyer at the Closing pursuant to the terms of this Agreement, and to pay all of its fees and expenses in connection with the transactions contemplated hereby and by the Debt Commitment Letter (sufficient proceeds, the “Funds”). Assuming (A) the accuracy of the Sellers’ representations and warranties hereunder, and (B) the satisfaction of the conditions set forth in Article 8 on the Closing Date, the Buyer has no reason to believe that the conditions to the Debt Financing shall not be satisfied or that the full amount of the Debt Financing contemplated by the Debt Commitment Letter shall not be available to Buyer as of the Closing. The Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. In no event shall the receipt by, or the availability of any funds or financing to, the Buyer or any of its Affiliates or any other financing be a condition to the Buyer’s obligation to consummate the transactions contemplated hereunder. The Debt Commitment Letter does not contain any material misrepresentation by the Buyer or any of its Affiliates. There are no conditions precedent or other contingencies (x) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter or the aggregate proceeds contemplated by the Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing, other than as set forth in the Debt Commitment Letter in the form so delivered to the Sellers.

ARTICLE 6: CERTAIN COVENANTS AND AGREEMENTS

6.1 Access. During the period beginning on the date hereof and ending on the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), Michael Perlman and the Holding Company Seller will, and will cause the Purchased Companies to (a) provide the Buyer and the Buyer’s Representatives (including its real estate advisors, for purposes of performing real estate and facility-related inspections) with reasonable access to the Purchased Companies’ personnel, Real Properties, Structures, assets, existing books, records, Tax Returns, work papers and other documents and information relating to the Purchased Companies and (b) provide the Buyer and the Buyer’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and such additional financial, operating and other data and information regarding the Purchased Companies as the Buyer or its Representatives may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Holding Company Seller, and in such a manner as not to materially interfere with the normal operations of the Purchased Companies. Further, following the date hereof, the Buyer may, in connection with the transactions contemplated hereby, contact those Material Suppliers specified by the Buyer to the Sellers prior to the date hereof, and upon reasonable request, the Sellers will arrange one or more meetings or teleconference sessions to be held as soon as reasonably requested following the date hereof with such specified Material Suppliers.

6.2 Operation of the Purchased Companies’ Business.

(a) During the Pre-Closing Period, except (x) as expressly required pursuant to the Pre-Closing Reorganization or (y) as consented to in writing by the Buyer which consent will not be unreasonably withheld, conditioned or delayed, the Holding Company Seller will cause the Purchased Companies to (i) conduct their business and operations in the Ordinary Course of Business and in compliance with all applicable Laws, and (ii) use their respective commercially reasonable efforts to (A) maintain and preserve intact their current business organization and business relationships, including preserving the goodwill of all suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Purchased Companies, and (B) retain the services of their officers and key employees.

(b) Without limiting the generality of the foregoing, except (x) as expressly required pursuant to the Pre-Closing Reorganization or otherwise by this Agreement, (y) as expressly set forth on Section 6.2(b) or Section 7.10 of the Disclosure Schedule, or (z) as consented to in writing by the Buyer in accordance with Section 6.2(c), during the Pre-Closing Period, the Holding Company Seller will cause each Purchased Company not to:

(i) (A) other than Tax distributions with respect to the income and operations of the Company and its Affiliates, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its securities or other equity interests, (B) authorize for issuance or issue and deliver any additional securities or other equity interests, (C) split, adjust, combine or reclassify any of its securities or other equity interests or (D) purchase, redeem or otherwise acquire any securities or other equity interests;

(ii) amend or permit the adoption of any amendment to its articles of incorporation, bylaws or similar organizational documents;

(iii) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other Contract with a labor union or other employee representative;

(iv) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v) sell, assign, transfer, pledge, convey, lease or otherwise dispose of any material assets or properties, other than inventory sold or otherwise disposed of in the Ordinary Course of Business;

(vi) acquire (including by merger, consolidation, acquisition of assets or otherwise) any Person or division thereof or make any investment or acquire any equity interest in any other Person;

(vii) make any capital expenditure outside the Ordinary Course of Business; provided, however, that (A) the Purchased Companies will make capital expenditures at a level no less than that reflected on Section 6.2(b)(vii) of the Disclosure Schedule and (B) that the maximum amount of all capital expenditures by the Purchased Companies, taken as a whole, during the Pre-Closing Period may not exceed $750,000 in the aggregate;

(viii) (A) terminate (other than expiration in accordance with its terms), or modify or amend, in either case in any material respect any Material Contract, (B) forego or waive any material right or remedy under any Material Contract or (C) except in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract if in effect on the date of this Agreement;

(ix) (A) modify, amend, terminate (other than expiration in accordance with its terms), enter into or forego or waive any material right or remedy under any Lease or (B) enter into any Contract for the purchase or sale of any real property, except as set forth on Section 4.7(d) of the Disclosure Schedule;

(x) except in the Ordinary Course of Business, create, incur or assume, or agree to create, incur or assume, any Indebtedness or delay or accelerate the payment of any Indebtedness beyond or in advance of its due date, other than in connection with any renewal or refinancing of existing Indebtedness or any Indebtedness that will be paid in full at Closing with no further liability to any Purchased Company;

(xi) grant, create, incur or suffer to exist any Lien on its assets or properties that did not exist on the date hereof;

(xii) (A) make any loans or advances to any Person (other than (1) advances or loans to employees in excess of $500 in any one instance or $5,000 in the aggregate or (2) advances to employees for business expenses incurred in the Ordinary Course of Business) or (B) cancel, forgive, or waive any debts owed to, or claims held by, a Purchased Company;

(xiii) (A) terminate the employment or engagement of any Service Provider (other than for cause) or hire any Service Provider (1) whose annualized compensation is greater than or equal to $100,000, (2) who is a member of the accounting, controllers’, finance or bookkeeping staff, or (3) whose title or responsibility level is equivalent to or greater than a general manager, store or branch manager or supervisor for any individual store location, (B) increase in any manner the compensation or benefits of (including any non-Ordinary Course of Business commission-based compensation changes), or (C) increase in any manner the compensation or benefits of, or pay any bonus to, any individual Service Provider, except for increases in base compensation for any Service Provider whose annualized compensation is, and following such increase will remain, less than $100,000;

(xiv) except as required to comply with applicable Laws or any Contract or Company Benefit Plan in effect on the date hereof, (A) pay to anyService Provider any benefit not provided for under any Contract or Employee Plan in effect on the date hereof, (B) grant any awards under any Employee Plan, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Plan, (E) adopt, enter into or amend any Employee Plan other than offer letters entered into with new employees in the Ordinary Course of Business provide for “at will employment” with no severance benefits or (F) make any material determination under any Employee Plan outside of the Ordinary Course of Business;

(xv) except as required by GAAP or applicable Law, make any changes in its financial or Tax accounting methods, principles or practices;

(xvi) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) file any amended Tax Return, (D) enter into any “closing agreement” with, or obtain any ruling from, any Taxing Authority, (E) settle any claim or assessment in respect of a Tax, or (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xvii) settle or compromise any Action, unless any monetary obligation included in such settlement or compromise (A) will be paid in full prior to the Closing, (B) contains no non-monetary obligations and (C) includes no admission of fault or guilt;

(xviii) other than in the Ordinary Course of Business, commence, advertise or announce any new, novel, first-of-kind or otherwise non-seasonal sales discount or rebate promotion, campaign, or similar marketing program for Inventory at any store location;

(xix) not to cancel, allow to lapse or expire, or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xx) other than in the Ordinary Course of Business, renew, extend, or apply for renewal of coverage under any insurance policy;

(xxi) modify the terms of any product or service commission rate, or structure existing as of the date hereof;

(xxii) other than in the Ordinary Course of Business, (A) sell, assign, transfer or grant any license to any Owned Intellectual Property; or (B) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, any Owned Intellectual Property or any Intellectual Property exclusively licensed to a Purchased Company;

(xxiii) enter into any easement, declaration or other agreement that would affect the entrances, parking areas, driveways or signage with respect to any Real Property or that would impose maintenance obligations or common area maintenance or other cost-sharing obligations on any Real Property; or

(xxiv) authorize, agree, commit or enter into any Contract to take, or resolve to take, any of the actions described in the foregoing clauses of this Section 6.2(b), in each case subject to the consent requirements in Section 6.2(c).

(c) The Buyer’s consent to any of the foregoing activities described in Section 6.2(b) may not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to those activities described in Sections 6.2(b)(i)-(vi), 6.2(b)(ix)-(xi), 6.2(b)(xii)(B), 6.2(b)(xiii)(A) or (B), 6.2(b)(xiv)-(xx), or 6.2(b)(xxii)-(xxiii), the Buyer may withhold consent thereto in its sole and absolute discretion, provided that, prior to withholding any such consent, Buyer will consult, in good faith, with Seller Representative with respect to such request for consent.

(d) Notwithstanding the foregoing, nothing in this Section 6.2 shall give Buyer any rights to control or direct the operations of the Purchased Companies prior to the Closing and the Holding Company Seller shall not be required to take any actions or request approval if the Holding Company Seller determines in good faith, in accordance with a legal opinion executed and delivered by Cooley LLP, that doing so is likely to violate an Antitrust Law.

6.3 Exclusivity. During the Pre-Closing Period, the Holding Company Seller will not, and will cause the Purchased Companies and their respective Representatives not to, directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than the Buyer and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution or recapitalization of any Purchased Company, (ii) merger or consolidation involving any Purchased Company, (iii) purchase or sale of any assets, properties or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of any Purchased Company, other than sales of assets in the Ordinary Course of Business, or (iv) similar transaction or business combination involving any Purchased Company or its business or assets, other than sales of assets in the Ordinary Course of Business, or any other transaction that would be inconsistent with the transactions contemplated hereby (each of the foregoing transactions described in clauses (i) through (iv), an “Alternative Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Buyer and its Affiliates) to do or seek to do any of the foregoing. The Holding Company Seller and Michael Perlman will promptly notify the Buyer if any Person makes any proposal, offer, inquiry or contact with respect to an Alternative Transaction and will provide the Buyer with a description of the material terms and conditions thereof, including the identity of such Person.

6.4 Reasonable Efforts; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) obtaining all necessary Consents (A) from Governmental Authorities and (B) as required by any Contract or Order to which any Purchased Company or any Seller is a party or subject to (it being understood that nothing contained herein shall require the Buyer to pay or expend any monies or offer any financial or economic concession or inducement to any Person in connection with any efforts to obtain such Consents), (ii) making all necessary filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary (1) to avoid an Action by any Governmental Authority or (2) to avoid an occurrence of default under the provisions of any Contract or the acceleration of any obligation thereunder, and (iii) defending any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated, stayed or reversed.

(b) Without limiting the generality of Section 6.4(a), each of the Buyer and the Sellers’ Representative (on behalf of the Sellers) will, within ten Business Days after the date hereof, make, or cause to be made, all filings and submissions required under the HSR Act. The Buyer will bear the filing fees associated with the filings and submissions required under the HSR Act. Each of the Parties will, as promptly as practicable, make any further filings that may be necessary, proper or advisable in connection therewith. Notwithstanding the generality of the foregoing, and subject to applicable Laws relating to the exchange of information and/or the need to communicate on an outside-counsel-only basis, Buyer and the Sellers’ Representative shall cooperate and use reasonable best efforts to: (i) keep each other informed on a reasonably timely basis regarding the progress and status of all filings and submissions made with respect to the transactions contemplated by this Agreement, (ii) provide each other promptly with copies of any material written communications and full details of any material oral communications with any Governmental Authority or given or received in connection with any proceeding by a private party, including to give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or proceeding brought by a Governmental Authority or by the third party, in each case, regarding the transactions contemplated by this Agreement, (iii) give each other reasonable prior notice of any meeting and, to the extent practicable, any oral communication, with representatives of any Governmental Authority having jurisdiction over the transactions contemplated by this Agreement, (iv) give each other the opportunity to consult in advance of, and consider in good faith the views of the other party in connection with, any such meeting or communication with any such Governmental Authority and (v) provide notice of any substantive communication to, and any proposed understanding, undertaking or agreement with, any Governmental Authority with respect to any such filing or submission or otherwise with respect to the transactions contemplated by this Agreement. The Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, will give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Subject to applicable Laws relating to the exchange of information, each of the Parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other parties hereto on, all the information that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement, provided that such material (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to remove legally privileged content or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. The Parties shall consult with respect to the appropriate strategy relating to the HSR Act and any other applicable antitrust Laws, considering in good faith the views of the other. Notwithstanding the foregoing, Buyer shall not pull and refile any filing or notification, toll or extend any applicable waiting period, or agree with any Governmental Authority not to consummate the transactions contemplated hereby for any period of time, without the written consent of the Sellers’ Representative.

(c) Notwithstanding the foregoing, nothing in this Section 6.4 shall require, or be construed to require, the Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Buyer, any Purchased Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect or materially and adversely impact the economic or business benefits to the Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(d) None of Buyer, the Sellers nor any of their respective Affiliates shall enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

6.5 Employee Matters.

(a) As of the Closing or thereafter, and if and as requested by the Buyer, the Holding Company Seller will cause to be terminated, certain or all of the Employee Plans as requested by the Buyer and will ensure that no employee or former employee of any Purchased Company has any rights under such Employee Plans and that any liabilities of the Purchased Companies under such Employee Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost or liability to the Purchased Companies, the Buyer or its Affiliates.

(b) The Holding Company Seller will not, and will cause the Purchased Companies not to, make any communication to employees of the Purchased Companies regarding any employee benefit plan maintained by the Buyer or any of its Affiliates or any compensation or benefits to be provided by the Buyer or any of its Affiliates (including the Purchased Companies) after the Closing without the prior written consent of the Buyer.

6.6 Public Announcements. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, will be subject to the prior mutual approval of (a) the Buyer and (b) the Sellers’ Representative, which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that such prior approval will not be required for any press release or other public communication by the Buyer, the Company, the Holding Company Seller, Michael Perlman or the Sellers’ Representative (i) as required by applicable Law or the rules of any stock exchange or the SEC, in which case the other party will be advised and the parties will use commercially reasonable efforts to cause a mutually agreeable press release, announcement or other disclosure to be issued; (ii) as required in order to fulfill its obligations under this Agreement; and (iii) disclosures that only repeat information that is already publicly available.

6.7 Confidentiality.

(a) At the Closing, the Mutual Non-Disclosure Agreement, dated as of July 27, 2021, between The Aaron’s Company, Inc. and the Company will automatically terminate without any action on the part of the Persons party thereto.

(b) From and after the date hereof, the Sellers will not, and will cause their Affiliates and their respective Representatives not to, disclose any Confidential Information. “Confidential Information” means any non-public documents or other information to the extent relating to the Purchased Companies, this Agreement or the transactions contemplated thereby, except to the extent such information is or becomes publicly available to the public through no breach by the Sellers, or violation by their Representatives, of this Agreement.

(c) Notwithstanding the foregoing, in no event will Section 6.7(b) limit or otherwise restrict the right of the Sellers, their Affiliates or any of their respective Representatives to disclose such Confidential Information (i) to its Representatives as reasonably required in connection with the conduct of the business of the Purchased Companies prior to the Closing, (ii) to its Representatives to the extent reasonably required to facilitate the performance of this Agreement or any Ancillary Agreement prior to the Closing or (iii) to any Governmental Authority to the extent reasonably required in connection with any Action (other than in connection with a dispute between the Sellers and the Buyer); provided, that in the event disclosure of Confidential Information is required to be made to any Governmental Authority, the Sellers or the Sellers’ Representative will, to the extent reasonably practicable and permitted to do so, provide the Buyer with prompt notice of such requirement so that the Buyer may seek an appropriate protective Order.

(d) To the extent that the Sellers have not done so prior to the Closing, the Sellers will, prior to the Closing, (i) surrender to the Company all material Confidential Information that is in tangible form, it being expressly understood that such Confidential Information is the exclusive property of the Company, and (ii) use commercially reasonable efforts to delete or destroy all material intangible Confidential Information; provided, however, that any tangible Confidential Information required to be surrendered to the Company pursuant to this sentence may be redacted to the extent reasonably necessary, in the discretion of the Sellers, acting in good faith, to avoid transmission of any sensitive or personal identifiable information that is not relevant to any of the Purchased Companies or their business or operations.

6.8 Affiliate Arrangements. On or prior to the Closing Date, the Holding Company Seller will cause (a) all Contracts, transactions and arrangements between any Purchased Company, on the one hand, and any Related Person, on the other hand (except those obligations owed to such Related Person in respect of his or her employment with a Purchased Company) to be terminated or settled without any liability to the Buyer or any of the Purchased Companies from and after the Closing, and (b) all Liens in connection with such Contracts, transactions and arrangements to be released in full.

6.9 Pre-Closing Reorganization; Name Change. Prior to the Closing, the Holding Company Seller will, and will cause its applicable Affiliates to, effect and carry out in accordance with all applicable Laws the transactions described on Exhibit H (the “Pre-Closing Reorganization”), which details, among other things, (a) the contribution by the Holding Company Seller to the Company of all of the outstanding capital stock of Brandsmart USA of South Dade, Inc. and Brands Mart Service Corp., (b) conveyance of all of the Purchased Companies’ right, title and interest in and to the parcels of real property described in Section 6.9 of the Disclosure (“Owned Real Property”) to the Holding Company Seller or one or more Affiliates of the Holding Company Seller (other than any of the Purchased Companies) and (c) the assumption by the

Holding Company Seller or such Affiliate or Affiliates of all liabilities of the Purchased Companies arising from the Owned Real Property or the ownership thereof (such liabilities, the “Owned Real Property Liabilities”). The Holding Company Seller will provide the Buyer with a reasonable advance opportunity to review all documents prepared to effect the Pre-Closing Reorganization, and will consider in good faith any reasonable comments provided by the Buyer that are consistent with this Section 6.9. Further, contemporaneously with the execution and delivery of this Agreement, the Holding Company Seller shall take all actions necessary, including through its Affiliates or Representatives to change or cause to be changed all of the corporate, other organizational or trade names or “doing business as” designations” of each of its Affiliates (other than the Purchased Companies) in every jurisdiction to remove any reference to the name “BrandsMart”, “Brands Mart”, “Brandsmart” or any other trade name used in the business of the Purchased Companies or any name derived from or confusingly similar to any such names. As promptly as practicable following the date of this Agreement, the Holding Company Seller shall take all actions necessary, including through its Affiliates or Representatives to file or cause to be filed in all jurisdictions in which it is qualified to do business any documents necessary to reflect such changes of names of such Affiliates (other than the Purchased Companies) or to terminate its qualifications to do business therein. In connection with enabling the Buyer, at or immediately following the Closing Date, to have exclusive access to use the other organizational or trade names or “doing business as” designations described above, the Holding Company Seller shall, at or prior to (effective as of Closing) the Closing Date, execute and deliver to the Buyer all consents, certificates, or other instruments related to such changes of names of such Affiliates (other than the Purchased Companies) as may be requested by the Buyer, and shall otherwise cooperate with the Buyer and any Governmental Authority in the enforcement, recordation, filing, recognition or maintenance of the same prior to or after the Closing Date.

6.10 Release. In consideration for the Purchase Price, as of and following the Closing Date, each Seller, on behalf of itself and its Affiliates and Associates, knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Purchased Companies, the Buyer and their respective Affiliates or Representatives from or for any and all claims, Actions, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any such Seller, its Affiliates of its Associates has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release will not apply to any claims arising out of this Agreement.

6.11 Notice of Certain Events. During the Pre-Closing Period, the Holding Company Seller and Michael Perlman will promptly notify the Buyer of:

(a) any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on or otherwise result in any representation or warranty of the Holding Company Seller and Michael Perlman under this Agreement being inaccurate in any material respect;

(b) any notice or other written or verbal communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

(c) any Consent, notice or other written or verbal communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

(d) any Action commenced or, to the Holding Company Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Purchased Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or that relates to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement; and

(e) (i) the damage or destruction by fire or other casualty of any material asset or part thereof of any Purchased Company or (ii) any asset or part thereof becoming the subject of any Action (or, to the Holding Company Seller’s Knowledge, any threatened Action) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

Each Seller hereby acknowledges that the Buyer does not and will not waive any right it may have under this Agreement as a result of such notifications.

6.12 Notes and Accounts Receivable. From and after the Closing, if any Seller receives or collects any accounts or notes receivable of any Purchased Company as of the Closing Date or any other payment, refund or other amount of or relating to any Purchased Company or that is otherwise properly due and owing to any Purchased Company, such Seller will remit any such amounts to the Buyer (on behalf of the applicable Purchased Company) within five (5) days of any day on which such Seller receives such sum.

6.13 Insurance Cooperation. If requested by the Buyer, the Holding Company Seller will in good faith cooperate with the Buyer and take all actions reasonably requested by the Buyer that are necessary or desirable to permit the Buyer to have available to it, following the Closing, the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of any Purchased Company that are currently in force. All costs relating to the actions described in this Section 6.13 will be borne by the Buyer.

6.14 R&W Policy. On or prior to the Closing, Buyer may, in its discretion and at its sole cost and expense, obtain the R&W Insurance Policy. During the Pre-Closing Period, the Holding Company Seller will provide any cooperation reasonably requested to Buyer in obtaining such R&W Insurance Policy and in fulfilling any diligence requests or information production requests submitted by the broker or carrier for such R&W Insurance Policy.

6.15 Pre-Closing Period Financial Statements. As promptly as practicable following the end of each month subsequent to the end of the most recent fiscal year and prior to the Closing Date, the Sellers will cause to be made available to the Buyer monthly financial reports in the forms that are customarily prepared for its internal purposes concerning the Purchased Companies, on a consolidated basis to the extent consistent with past practice.

6.16 Financing Cooperation.

(a) The Buyer shall, and shall cause its applicable controlled Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the flex provisions in the Fee Letter) as promptly as reasonably practicable following the date hereof, including to: (i) maintain in effect the Debt Commitment Letter on the terms and conditions contained therein until the transactions contemplated by this Agreement are consummated (it being understood that the Debt Commitment Letter may be replaced or amended as provided below); (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms acceptable to the Buyer and the Debt Financing Sources; (iii) comply with their respective obligations under the Debt Commitment Letter and satisfy, or cause to be satisfied, on a timely basis (or obtain a waiver of) all conditions in the Debt Commitment Letter that are in their control; (iv) cause its senior management as well as appropriate representatives of the Buyer and its Affiliates, if applicable, to cooperate with the marketing and/or syndication efforts of the Debt Financing Sources for all of the Debt Financing; (v) timely prepare the necessary marketing materials with respect to the Debt Financing; (vi) commence the marketing and/or syndication activities contemplated by the Debt Commitment Letter as promptly as practicable; (vii) enforce its rights under the Debt Commitment Letter; provided, however, that nothing contained in this Section 6.16 shall require the Buyer to bring any enforcement action or proceeding against any Debt Financing Source to enforce its rights under the Debt Commitment Letter, and (viii) consummate the Debt Financing at or prior to the Closing, including by causing the Debt Financing Sources to fund the Debt Financing at the Closing.

(b) The Buyer shall not, and shall cause its applicable controlled Affiliates not to, permit any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, or assignment of the Debt Commitment Letter or the definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”) or the Fee Letter, including any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing under any Debt Document (including by changing the amount of fees to be paid or original issue discount thereof), or (y) impose any new or additional conditions or contingencies, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur or (III) adversely impact the ability of the Buyer to enforce its rights against any other party to any Debt Document, the ability of the Buyer to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby. In addition to the foregoing, the Buyer shall not release or consent to the termination of the Debt Commitment Letter;

provided, however, that, notwithstanding the foregoing, the Buyer may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof or to increase the amount of funds available thereunder. The Buyer shall promptly deliver copies of any amendment, amendment and restatement, replacement, supplement, modification, consent or waiver relating to the Debt Commitment Letter to Sellers’ Representative. The Buyer will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due.

(c) If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion is required to consummate the transactions contemplated by this Agreement on or prior to the Closing (including, as necessary, any flex terms applicable thereto or the Fee Letter) or if the Buyer reasonably determines that such funds may become unavailable to the Buyer on the terms and conditions set forth therein, the Buyer shall as promptly as reasonably practicable following the occurrence of such event: (i) notify Sellers’ Representative in writing thereof; (ii) use reasonable best efforts to obtain an amount equal to such portion of the Debt Financing from alternative debt financing sources on terms and conditions not materially less favorable to the Buyer (or its Affiliates), taken as a whole, than as contemplated by the Debt Commitment Letter in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be; and (iii) use reasonable best efforts to obtain a new debt financing commitment letter that provides for such alternative financing and, promptly after execution thereof, deliver to Sellers’ Representative true and complete copies of the new commitment letter and the related fee letters (provided, however, that the fee amounts, pricing caps and other economic terms, and the rates and amounts included in any “market flex” provisions (but not covenants), may be redacted, none of which redacted provisions would adversely affect the conditionality or aggregate principal amount of the Debt Financing) and related definitive financing documents with respect to such alternative financing.

(d) The Buyer shall, as promptly as reasonably practicable after obtaining knowledge thereof, give Sellers’ Representative written notice of any: (i) breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) related to the Debt Financing by any party to the Debt Commitment Letter of which the Buyer becomes aware; (ii) if and when the Buyer becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available for the Debt Financing purposes; (iii) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document or (2) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents); (iv) of any expiration or termination of the Debt Commitment Letter or other Debt Document; or (v) any change, circumstance or event which causes the Buyer to believe in good faith that it shall not be able to timely obtain all or any material portion of the Debt Financing in the amounts or from the sources contemplated by the Debt Commitment Letter (and that the Buyer will not be able to obtain acceptable alternate financing). The Buyer shall keep Sellers’ Representative informed on a reasonably current basis upon request by either Sellers’ Representative of the status of its efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter, including providing copies of all definitive agreements related to the Debt Financing to the extent requested by Sellers’ Representative.

(e) For the purposes of this Agreement, the definitions of “Debt Commitment Letter” and “Debt Financing” include the Debt Commitment Letter and any document related thereto as the same may be amended, waived, modified or replaced pursuant to this Section 6.16. In the event Buyer has obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, all references to the Debt Financing shall be deemed to include such substitute financing.

(f) The Buyer acknowledges and agrees that the obtaining of the Debt Financing, or any alternative financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article 8.

(g) Prior to the Closing, Sellers shall use its reasonable best efforts, and Sellers shall cause the Purchased Companies to use their reasonable best efforts to provide, to the extent within their applicable control, the Buyer, such customary cooperation reasonably requested by the Buyer, at the Buyer’s sole expense, in connection with the Debt Financing (provided, however, that such requests shall not unreasonably interfere with the ongoing operations of Sellers and their respective Subsidiaries), including using its reasonable best efforts to the following: (i) furnishing the Buyer with such financial information set forth in clause (f) of Exhibit B to the Debt Commitment Letter (the “Required Financial Information”) and other customary financial information as reasonably requested by the Buyer to enable the Buyer to prepare pro forma financial statements, in each case, to the extent customary and reasonably required pursuant to such Debt Financing; (ii)(A) assisting with the preparation of customary bank information memoranda and other customary marketing and syndication materials required or reasonably requested by the Debt Financing Sources in connection with the Debt Financing; provided, however, that any such customary marketing and syndication materials shall contain disclosure and pro forma financial statements reflecting the Buyer (or one or more of its Affiliates) as the obligor; and (B) executing and delivering customary authorization letters relating to the Debt Financing; (iv) to assist in the preparation and negotiation of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, and customary officer’s and other closing certificates) as may reasonably be requested; (v) obtaining fully executed Payoff Letters and any related Lien releases, terminations and instruments of discharge (including UCC termination statements); and (vi) furnishing the Buyer promptly, and in any event no later than six (6) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable

“know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by the Buyer in writing, at least ten (10) calendar days prior to the Closing Date. Subject to the Buyer’s indemnification obligations under this Section 6.16, each Seller hereby consents to the use of the Business’ and Purchased Companies’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is neither intended, nor reasonably likely, to harm or disparage the Sellers and their respective Subsidiaries or the reputation or goodwill of the Sellers and their respective Subsidiaries and their respective marks.

(h) The Buyer shall: (i) promptly reimburse Sellers and any of their respective Affiliates and Representatives for all of the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Sellers and any of their Affiliates and Representatives in connection with this Section 6.16; and (ii) indemnify and hold harmless Sellers and any of their Affiliates and Representatives from and against all claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, Taxes, costs (including cost of investigation), expenses (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payments suffered or incurred by any of them in connection with (x) the arrangement of the Debt Financing and any information used in connection therewith, including providing the cooperation contemplated by this Section 6.16 and (y) any misuse of the logos or marks of the Sellers or its Subsidiaries, in each case, except to the extent such claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, Taxes, costs, expenses or settlement payments (a) arise out of or result from the bad faith, gross negligence, willful misconduct o fraud of the Sellers, the Purchased Companies or any of their respective Subsidiaries or any of their respective Representatives or a material breach of this Agreement by the Sellers, the Purchased Companies or any of their respective Subsidiaries or any of their respective Representatives or (b) include general legal or other expenses the Sellers or any of their respective Subsidiaries would have incurred regardless of whether cooperation was requested pursuant to this Section 6.16.

(i) Notwithstanding anything in this Agreement to the contrary (including this Section 6.16), none of Sellers or any of their respective Affiliates or Representatives shall: (i) be required to pay any commitment or other fee or reimburse any expenses in connection with the Debt Financing prior to the Closing; (ii) be required to incur any liability or give any indemnity in connection with the Debt Financing prior to the Closing; (iii) be required to take any action that would require any director, officer or employee of any Seller or any of their respective Subsidiaries to execute, or be required to enter into, any document, agreement, certificate or instrument (other than with respect to any authorization letter described in this Section 6.16) in connection with the Debt Financing except as may be effective at or after the Closing; (iv) be required to take any action in connection with the Debt Financing that would unreasonably interfere with the ongoing business or operation of either Seller or any of their respective Affiliates or Representatives; (v) result in either Seller or any of their Affiliates incurring any liability with respect to the matters relating to the Debt Financing or cause any director, officer or employee of either Seller or any of their respective Subsidiaries to incur any personal liability in connection with the Debt

Financing; (vi) provide in connection with the Debt Financing any information the disclosure of which is prohibited or restricted under Law or is legally privileged; (vii) the pre-Closing board of directors of the Sellers and the directors, managers and general partners of the Sellers’ Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (viii) neither the Sellers nor any of their Subsidiaries shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing, and (ix) none of the Sellers or any of their Subsidiaries shall be required to provide, and the Buyer shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (5) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, or (6) any solvency certificate or similar certification or representation.

6.17 Additional Employee Matters Covenants. The Buyer, the Sellers and the Holding Company Seller shall comply with the terms, conditions covenants and obligations set forth on Section 6.17 of the Disclosure Schedule in the time and manner described thereon.

ARTICLE 7: TAX MATTERS

7.1 Tax Conventions. For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of any Purchased Company, that is attributable to any Straddle Period will be apportioned between Pre-Closing Straddle Period and Post-Closing Straddle Period in accordance with this Section 7.1. The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date (except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated to the Pre-Closing Straddle Period in proportion to the number of calendar days in the entire Straddle Period that are in the Pre-Closing Straddle Period. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. In the case of a Tax that is (A) paid for the privilege of doing business during a period (a “Privilege Period”) and (B) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period”, a “tax period” or a “taxable period” will mean such accounting period and not such Privilege Period. Any taxable income under Section 951(a) or Section 951A of the

Code (or any similar provision of state, local or foreign Law) relating to income earned on or before the Closing Date shall be allocable to the Pre-Closing Straddle Period, regardless of when such income is recognized for tax purposes. Taxes shall not be treated as attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period to the extent incurred as a result of a transaction occurring outside the Ordinary Course of Business on the Closing Date after the Closing and not explicitly contemplated by this Agreement.

7.2 Tax Return Preparation. The Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Purchased Companies with respect to any Straddle Period or Pre-Closing Tax Period that are first required to be filed after the Closing Date (“Buyer Prepared Returns”), and will pay, or cause to be paid, all Taxes shown to be due thereon. Each Buyer Prepared Return shall be prepared in a manner consistent with the past practices of or with respect to the Purchased Companies, unless otherwise required by applicable Law. A reasonable period of time prior to the due date for filing any Buyer Prepared Return (which shall be at least twenty (20) Business Days in the case of any income Tax Return) reflecting Taxes for which Sellers may be liable pursuant to this Agreement, Buyer shall submit or cause to be submitted a copy of such Buyer Prepared Return to the Holding Company Seller for review and comment and shall consider in good faith such revisions to such Buyer Prepared Return as are reasonably and timely requested by the Holding Company Seller. The Sellers will pay, or cause to be paid, to the Buyer promptly, upon reasonable evidence of payment of such Taxes by Buyer, all Taxes reflected on any Buyer Prepared Return attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period, except to the extent such Taxes were identified and included as liabilities on the Closing Statement (as finally determined pursuant to Section 2.3(b)(ii) or Section 2.3(b)(iii), as applicable). Buyer Prepared Returns shall not include any IRS Form 1120-S (or similar state or local income Tax Return) of the Holding Company Seller or any Purchased Company for any Pre-Closing Tax Period or Straddle Period (the “S Corp Returns”), for which Sellers shall be solely responsible.

7.3 Transfer Taxes. All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, recording, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid when due one-half by Buyer and one-half by the Holding Company Seller, except that any Transfer Taxes resulting from the Pre-Closing Reorganization (the “Excluded Transfer Taxes”) will be borne and paid when due solely by the Holding Company Seller. The party required by applicable Law to do so will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Within 30 days after filing, the filing party will provide the other party with copies of all such Tax Returns and evidence that all such Transfer Taxes have been paid, and the other party will reimburse the filing party for its share of such Transfer Taxes (together with any interest and penalties) and one-half of the costs of preparation of any Tax Returns (other than Tax Returns with respect to Excluded Transfer Taxes, the costs of preparation which will be borne solely by the Holding Company Seller). Any reimbursement hereunder will be paid within 14 days of demand therefor.

7.4 Cooperation; Audits. In connection with the preparation of Tax Returns, audits, examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Buyer and any Purchased Company, on the one hand, and the Holding Company Seller, on the other hand, the Parties will cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audits or examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes; provided, however, that: (a) the provision of any information or access pursuant to this Section 7.4 will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers; and (b) nothing in this Section 7.4 will require any Party to disclose information that is subject to attorney-client privilege. Notwithstanding the foregoing or anything to the contrary in this Agreement, no provision of this Agreement shall be construed to require the Buyer to provide to any Person, before, on or after the Closing Date, any right to access or to review any Tax Return (or Tax work papers relating thereto) that is filed on an affiliated, consolidated, combined or unitary basis with Buyer or any Affiliate (other than a Purchased Company).

7.5 Certain Controversies. Notwithstanding Section 10.3, this Section 7.5 will control any audit, inquiry, assessment, Action or other similar event relating to Taxes of the Purchased Companies. The Buyer has the right to represent the interests of the Purchased Companies before the relevant Governmental Authority with respect to any audit, inquiry, assessment, Action or other similar event relating to any Pre-Closing Tax Period or Straddle Period (other than (1) with respect to the S Corp Returns (which the Sellers shall control) or (2) as explicitly set forth on Section 7.10 of the Disclosure Schedules) (a “Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If the Sellers would be required to indemnify the Buyer, the Purchased Companies or any of their respective Affiliates pursuant to Section 10.2 with respect to such Tax Matter, then: (a) the Holding Company Seller will have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at the Holding Company Seller’ expense, separate from counsel employed by the Buyer; (b) Buyer will keep the Holding Company Seller reasonably informed of material developments with respect to such Tax Matter, and (c) the Buyer will not enter into settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Sellers or the adjustment to the Purchase Price pursuant to Section 2.3 without the Holding Company Seller’ prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

7.6 Tax Sharing Agreements. The Holding Company Seller will cause all Tax sharing agreements or similar agreements with respect to or involving the Purchased Companies (other than any such agreement, arrangement or Contract entered into in the Ordinary Course of Business the primary purpose of which is not Taxes) to be terminated as of the Closing Date and, after the Closing Date, the Purchased Companies will not be bound thereby or have any liability thereunder.

7.7 Purchase Price Allocation. As soon as reasonably practicable after the Closing Date, but in no event more than 120 days after the Closing Date, the Buyer shall prepare and provide to the Holding Company Seller an allocation of the Purchase Price (and all other relevant amounts) among the assets of the Purchased Companies in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and any similar provision of state, local, or foreign Law, as applicable (the “Buyer’s Allocation”). Within thirty (30) days after the receipt of the

Buyer’s Allocation, the Holding Company Seller shall notify the Buyer in writing of any changes the Holding Company Seller propose to the Buyer’s Allocation, and the Holding Company Seller and the Buyer shall cooperate in good faith to resolve any differences between them with respect to the Buyer’s Allocation within thirty (30) days after the Buyer’s receipt of written notice given by the Holding Company Seller in accordance with this sentence; provided that if the Holding Company Seller fail to timely give such notice to the Buyer, the Buyer’s Allocation shall become final and binding on the Holding Company Seller and the Buyer. If the Holding Company Seller and the Buyer are not able to resolve all such differences in such thirty (30) day period, the unresolved allocations will be submitted to the Independent Accountant for resolution in accordance with the procedures in Section 2.3(b)(iii), and the determination of the Independent Accountant will be final, binding and conclusive. The fees and expenses of the Independent Accountant will be apportioned between the Holding Company Seller and the Buyer equally. The Buyer’s Allocation shall be adjusted by the Buyer, if necessary, consistent with any Purchase Price adjustment. The Buyer, the Holding Company Seller and its Affiliates shall be bound by the Buyer’s Allocation, as finally agreed to or determined pursuant to this Section 7.7, and shall prepare and file all Tax Returns, including IRS Form 8594, in accordance with the Buyer’s Allocation as finally agreed to or determined by the Independent Accountant, and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation as finally agreed to or determined pursuant to this Section 7.7, unless otherwise required to do so by a determination within the meaning of Section 1313(a) of the Code.

7.8 Tax Actions. If the Sellers would be required to indemnify the Buyer, the Purchased Companies or any of their respective Affiliates pursuant to Section 10.2 with respect to Taxes, the Buyer will not (and will not permit its Affiliates, including the Purchased Companies, to) (A) except for Buyer Prepared Returns prepared and filed in accordance with Section 7.2, file any Tax Return of the Purchased Companies with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period, (B) amend any Tax Return of the Purchased Companies filed for any Pre-Closing Tax Period or Pre-Closing Straddle Period, (C) make, revoke or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Purchased Companies for any Pre-Closing Tax Period or Pre-Closing Straddle Period, (D) participate in any voluntary disclosure, compliance, amnesty, self-correction or similar program or action with respect to any Tax or Tax Return of the Purchased Companies for any Pre-Closing Tax Period or Pre-Closing Straddle Period, or (E) extend or waive the statute of limitations with respect to Taxes of the Purchased Companies for any Pre-Closing Tax Period or Pre-Closing Straddle Period, except in each such case with the prior written consent of the Holding Company Seller, which consent will not be unreasonably withheld, conditioned or delayed.

7.9 Refunds and Credits for Overpayment. Except to the extent that any Tax refund or credit for overpayment of Taxes (i) is attributable to the carryback of a Tax attribute generated in a taxable period (or portion thereof) beginning after the Closing Date, (ii) was identified and included as an asset on the Closing Statement (as finally determined pursuant to Section 2.3(b)(ii) or Section 2.3(b)(iii), or (iii) is required to be paid over to any other Person under a provision of a Contract to which the Holding Company Seller or any Purchased Company was a party prior to the Closing, any refunds or credits for overpayment of Taxes of a Purchased Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period shall be for the account of the Holding Company Seller, and shall be paid by the Buyer to the Holding Company Seller within ten (10) days after the Buyer, any Purchased Company or any of their Affiliates receives such refund or after the relevant Tax Return is filed in which a credit for overpayment is applied to reduce the Buyer’s, any Purchased Company’s or any of their respective Affiliates’ liability for Taxes, net of all Taxes payable by the Buyer or any Affiliate (including, after the Closing, a Purchased Company) attributable to the receipt of such refund or credit and net of any costs and expenses incurred by the Buyer or any Affiliate (including, after the Closing, a Purchased Company) in obtaining such refund or credit. In the event that the Buyer or any Affiliate (including, after the Closing, a Purchased Company) is required to repay all or any portion of such refund or credit (including any interest received thereon) to the relevant Taxing Authority, the Holding Company Seller shall repay to the Buyer or such Affiliate the amount paid over pursuant to this Section 7.9 (plus any penalties, interest or other charges imposed by the relevant Taxing Authority).

7.10 Additional Tax Covenants. The Buyer, the Sellers and the Holding Company Seller shall comply with the terms, conditions covenants and obligations set forth on Section 7.10 of the Disclosure Schedule in the time and manner described thereon.

ARTICLE 8: CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Buyer, on the one hand, or the Sellers’ Representative (on behalf of the Sellers), on the other hand, on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. (i) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and (ii) no Law shall have been enacted, issued, enforced, entered or promulgated that prohibits or makes illegal the consummation of the transactions contemplated hereby.

(b) HSR Act. The filings of the Parties pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

8.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Holding Company Seller and Michael Perlman. (i) The Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date, (ii) the representations and warranties of the Holding Company Seller and Michael Perlman set forth in Section 4.7(a), without giving effect to any materiality, Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all material respects; and (iii) the representations and warranties of the Holding Company Seller set forth in Article 4 (other than the Fundamental Representations and the representations and warranties set forth in Section 4.7(a)), without giving effect to any materiality, Material Adverse Effect or other similar qualifications contained therein (other than in Section 4.12(a)), shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that for the purposes of clauses (i) and (ii), any representation or warranty contained in Article 4 that is made only as of a specified date is required to be true and correct (subject to the standard specified in clause (i) or (ii), as applicable) only as of such date.

(b) Covenants of the Sellers. Each of the covenants and obligations set forth herein that the Sellers are required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect.

(d) Closing Certificate. The Sellers’ Representative, on behalf of each of the Sellers, shall have delivered to the Buyer a certificate dated as of the Closing Date signed by (i) the Holding Company Seller, or duly authorized officer thereof, and Michael Perlman that each of the conditions set forth in Section 8.2(a) and Section 8.2(c) have been satisfied and (ii) each Seller, or duly authorized officer or trustee thereof, that each of the conditions set forth in Section 8.2(b) have been satisfied.

(e) Deliveries. The Holding Company Seller shall have duly delivered or caused to be duly delivered to the Buyer all of the deliverables required by Section 3.2.

8.3 Conditions to the Obligations of the Sellers. The obligations of the Holding Company Seller and Michael Perlman to effect the transactions contemplated hereby is further subject to the satisfaction or waiver by the Sellers’ Representative (on behalf of the Sellers) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Buyer. The representations and warranties of the Buyer set forth in Article 5, without giving effect to any materiality or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have or reasonably be expected to impair, impede or delay the ability of the Holding Company Seller to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, that any representation or warranty contained in Article 5 that is made only as of a specified date is required to be so true and correct only as of such date.

(b) Covenants of the Buyer. Each of the covenants and obligations set forth herein that the Buyer is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(c) Closing Certificate. The Buyer shall have delivered to the Sellers’ Representative a certificate dated as of the Closing Date signed by an authorized officer of Buyer that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Deliveries. The Buyer shall have duly delivered or caused to be duly delivered to the Sellers’ Representative all of the deliverables required by Section 3.3.

ARTICLE 9: TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Buyer and the Sellers’ Representative;

(b) by written notice from the Buyer to the Sellers’ Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Sellers, or any such representation or warranty shall become untrue after the date hereof, such that any of the conditions set forth in Sections 8.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) 15 days after written notice thereof is given by the Buyer to the Sellers’ Representative and (ii) the Outside Date;

(c) by written notice from the Sellers’ Representative to the Buyer, if there has been a breach of any representation, warranty, covenant or agreement by the Buyer, or any such representation or warranty shall become untrue after the date hereof, such that any of the conditions in Sections 8.3 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) 15 days after written notice thereof is given by the Sellers’ Representative to the Buyer and (ii) the Outside Date; or

(d) by written notice by the Sellers’ Representative to the Buyer or the Buyer to the Sellers’ Representative, as the case may be, in the event that the Closing has not occurred on or prior to May 24, 2022 (the “Outside Date”) for any reason other than delay or non-performance of or breach by the Party seeking such termination.

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 9, this Agreement will immediately become void and there will be no liability on the part of any Party to this Agreement or its officers, directors or stockholders, except for liability for willful and material breaches of this Agreement prior to the time of such termination. The obligations provided for in Section 6.6, this Section 9.2 and Article 11 (excluding Section 11.13), all of which will survive such termination. Notwithstanding the foregoing, nothing contained herein will relieve any Party from liability for any breach hereof arising prior to such termination.

ARTICLE 10: INDEMNIFICATION

10.1 Survival. None of the representations and warranties contained in Article 4 or Article 5 or in any certificate delivered pursuant hereto will survive the Closing. The obligations of the Sellers to perform any covenants contained in this Agreement that by their terms contemplate full performance prior to the Closing shall not survive the Closing; provided, however, that liability of the Sellers hereunder for any material breach of such covenants shall survive the Closing (except for breaches of any covenants set forth in Section 6.1, Section 6.5(a), Section 6.6, Section 6.14, Section 6.15 and Section 6.16), and Buyer may bring a claim for any such material breach thereof at any time until the date that is 12 months following the Closing Date, and notwithstanding the penultimate sentence of this Section 10.1, nothing in this Section 10.1 shall limit any of Buyer’s rights hereunder in connection with any non-performance or violation of such covenants of the Sellers; provided, however, that the Sellers shall have no liability under Section 10.2(a)(i) to the Buyer with respect to a breach of such covenants to the extent that the Buyer had actual knowledge of such breach prior to the Closing Date. The covenants in this Agreement that are to be performed at or after the Closing will survive the Closing in accordance with their terms. Subject to the second sentence of this Section 10.1, no claims for indemnification hereunder for breach of any covenant may be made after the expiration of the applicable survival period set forth in this Section 10.1. Nothing in this Article 10 will prejudice or limit any claim made pursuant to the R&W Insurance Policy or be deemed to limit any remedy otherwise available to the Buyer in the case of Fraud by any Seller or its Representatives. Notwithstanding anything to the contrary set forth in this Agreement, no Buyer Indemnified Party (as defined below) will be entitled to recover for any claim against the Sellers under Section 10.2(a)(v) for Losses unless and until the aggregate amount of such Losses exceeds $500,000, in which event the Buyer Indemnified Parties may claim indemnification for all Purchaser Losses in excess of such amount. Solely purposes of determining the amount of any Losses arising from any such breach of any covenant of the Sellers contained herein, such determination will be made without regard to materiality, Material Adverse Effect, or any similar qualifications that may be contained herein.

10.2 General Indemnification Obligation.

(a) Seller Indemnification. Subject to the terms of this Article 10, the Sellers will jointly and severally indemnify and hold harmless the Buyer, its Affiliates (including the Purchased Companies following the Closing) and their respective members, shareholders, partners, officers, directors, managers, employees and agents (each a “Buyer Indemnified Party”) from and against any and all Losses incurred or suffered by any Buyer Indemnified Party based upon, arising out of or otherwise in respect of:

(i) any breach of any covenant or agreement of any Seller or the Sellers’ Representative contained in this Agreement;

(ii) any Indebtedness of the Purchased Companies or Transaction Expenses not fully paid on the Closing Date or to the extent not included in the computation of the Purchase Price;

(iii) any Owned Real Property Liabilities and any other liabilities arising out of the Pre-Closing Reorganization;

(iv) (A) any and all income Taxes imposed on, or with respect to, any Purchased Company attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period, (B) any Taxes of any member of an affiliated, combined or unitary group of which any Purchased Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations

(or any analogous or similar state, local or foreign Law), (C) any and all Taxes of any Person (other than a Purchased Company) imposed on a Purchased Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date and (D) any and all income Taxes relating to the Pre-Closing Reorganization;

(v) any and all non-income Taxes imposed on, or with respect to, any Purchased Company attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period (other than the Buyer’s share of any Transfer Taxes in accordance with Section 7.2); and

(vi) the matters set forth on Exhibit I (subject to any expressly applicable liability limitations set forth thereon).

(b) Buyer Indemnification. Subject to the terms of this Article 10, the Buyer will indemnify and hold harmless the Sellers and the Sellers’ successors and their respective agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses incurred or suffered by any Seller Indemnified Party based upon, arising out of or otherwise in respect of any breach of any covenant or agreement of the Buyer contained in this Agreement.

10.3 Notice and Third Party Claims.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after an Indemnified Party becomes aware of any claim that such party has under Section 10.2 that may result in a Loss (a “Liability Claim”), the Indemnified Party will give notice of such Liability Claim (a “Claims Notice”) to the Indemnifying Party. A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.3 or Section 11.8 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) Third Party Claims. If any Claims Notice identifies a Liability Claim brought by a third Person (a “Third-Party Claim”), then the Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then any Losses will include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, will have the right to participate in such matter and to retain its own counsel at such Person’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) will at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned or delayed), unless the Indemnifying Party fails to assume and maintain diligently in any material respect the defense of such Third Party Claim pursuant to Section 10.3(b). The Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party or any of the Indemnified Party’s Affiliates, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its Affiliates.

10.4 Adjustment to the Purchase Price. Any indemnification payments made pursuant to this Article 10 will be treated as adjustments to the Purchase Price, unless otherwise required by Law.

ARTICLE 11: MISCELLANEOUS

11.1 No Assignment; Successors and Assigns. No Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the Buyer, in the case of any Seller or the Sellers’ Representative, or the Sellers’ Representative, in the case of the Buyer. Notwithstanding the foregoing, the Buyer may, without the consent of the Sellers’ Representative, assign its rights and obligations under this Agreement (a) to any purchaser of all or substantially all of the assets of the Buyer or any of its Affiliates or (b) to any of its Affiliates. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns.

11.2 Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

11.3 Disclosure Schedule and Exhibits. The Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein. Each disclosure set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of this Agreement and relates only to such Section or subsection; provided, that any matter disclosed in a Section of the Disclosure Schedule will be deemed to be disclosed in any other Section of the Disclosure Schedule that is expressly cross-referenced or to the extent it is readily apparent on the face of such disclosure that such disclosure is intended to qualify any other Section of the Disclosure Schedule.

11.4 Specific Performance. Each Party’s obligations under this Agreement are unique. If any Party should breach its covenants under this Agreement, then the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

11.5 Integration, Modification and Waiver.

(a) This Agreement, together with the Exhibits, Disclosure Schedule and certificates or other instruments delivered under this Agreement and the Ancillary Agreements, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Sellers’ Representative. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party granting such waiver.

(b) Notwithstanding anything to the contrary herein, this Section 11.5, Section 11.9, Section 11.10, Section 11.11, Section 11.12 and Section 11.17 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse to a Debt Financing Source, without the prior written consent of such Debt Financing Source.

11.6 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to (i) such Law as amended, modified or supplemented from time to time and (ii) all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule of or to this Agreement; (c) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender will also include the feminine and neutral genders, and vice versa; (e) words importing the singular will also include the plural, and vice versa; (f) the words “include”, “including” and “or” will mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not mean simply “if”; and (i) “delivered”, “made available” and “provided” to the Buyer will mean that such documents or materials were present in unredacted form in the “Everglade” electronic data room hosted by SmartRoom at least two

Business Days prior to the Closing Date and remain present therein as of the Closing. When calculating the period of time before which, within which or following which, any act is to be done or step taken hereunder, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Any reference in this Agreement to a Law refers to such Law as in effect on the date hereof or, if the context so requires, the applicable date or time period in question. Any reference to a Contract, instrument or other document as of a given date means the Contract, instrument or other document as amended, supplemented and modified from time to time through such date. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

11.7 Severability. Any term or provision of this Agreement that is adjudged invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is adjudged so broad as to be unenforceable, such provision will be interpreted to be only as broad as is enforceable.

11.8 Notices. Any notice or other communication required, permitted or provided for herein or given hereunder to either Party must be in writing and (a) sent by electronic mail, (b) delivered in person, (c) mailed by first class registered or certified mail, postage prepaid, or (d) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

(i)	If to any Seller or the Sellers’ Representative:

c/o Michael Perlman

10414 SW 26th Street, Davie, FL 33324

Email: michael.perlman@bm1.brandsmart.com; mikeperl@bellsouth.net with a copy to:

Cooley LLP

1299 Pennsylvania Avenue NW, Suite 700

Washington, DC 20004-2400

Attention: Daniel Peale

Facsimile: (202) 842-7899

E-mail: dpeale@cooley.com

(ii)	If to the Buyer:

c/o The Aaron’s Company, Inc.

400 Galleria Parkway SE

Suite 300

Atlanta, Georgia 30339

Attention: Rachel G. George

Executive Vice President, General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer

Email: rachel.george@aarons.com

and:

Jones Day

1221 Peachtree Street, N.E.

Atlanta, Georgia 30361

Attention: Darcy White

Email: darcywhite@jonesday.com

or to such other address with respect to a party as such party notifies the other parties in writing as above provided. Each such notice or communication will be effective (A) if given by electronic mail, when electronic evidence of transmission is received, (B) if given in person, upon delivery or refusal of delivery, (C) if given by registered or certified mail, five (5) Business Days after being sent, or (D) if given by Federal Express or other overnight courier, one Business Day after being dispatched. Failure to comply with the provisions of this Section 11.8 will not affect the rights or obligations of any Party except to the extent that any such failure materially prejudices another Party.

11.9 Third Party Beneficiaries. Except for the provisions of Article X, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns (if any); provided, however, that the parties specifically acknowledge that the Debt Financing Sources are intended third party beneficiaries of the provisions of this Section 11.9, Section 11.10, Section 11.11, Section 11.12 and Section 11.17, in each case, to the extent contemplated thereby.

11.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of Law; provided, however, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

11.11 Consent to Jurisdiction and Service of Process. Other than with respect to matters decided by the Independent Accountant pursuant to Section 2.3(b)(iii), the Parties submit to the exclusive jurisdiction of the Georgia State-wide Business Court (or, if the Georgia State-wide Business Court declines to accept jurisdiction over a particular matter, then the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware, if the Delaware Court of Chancery also declines to accept jurisdiction over a particular matter, or any state or federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and waive, and will not assert, any defense in any Action for the interpretation or enforcement of this Agreement, that they are not subject to such courts’ jurisdiction or that the Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their respective property is exempt or immune from execution, that the Action is brought in an inconvenient forum or that the venue of the Action is improper. Service of process with respect thereto may be made upon the Parties by mailing a copy thereof by registered or certified mail, postage prepaid, to that Party at the applicable address provided in Section 11.8. No Party, nor any of its Affiliates, shall bring, or support, any Action, whether at Law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the transactions contemplated thereby, anywhere other than in: (i) any New York State court sitting in the Borough of Manhattan; or (ii) if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, and each Party agrees (on behalf of itself and its Affiliates) that the laws of the State of New York shall govern any such Action and submits for itself and its property with respect to any such Action to the exclusive jurisdiction of the aforementioned courts in this Section 11.11.

11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ARISING OUT OF OR RELATED TO THE DEBT FINANCING.

11.13 Further Assurances. From and after the Closing Date, at the request of a Party, each other Party will execute and deliver, or cause to be executed and delivered, to the requesting Party such instruments or other documents to such Party in addition to those required by this Agreement, as such Party may reasonably request, in order to implement the transactions contemplated by this Agreement.

11.14 Expenses. Except as otherwise expressly set forth in this Agreement with respect to Indebtedness of the Purchased Companies, Transaction Expenses and Transfer Taxes, each Party will bear its own expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

11.15 Sellers’ Representative. Each Seller hereby irrevocably appoints the Sellers’ Representative as agent and attorney-in-fact for such Seller, with full power and authority to represent such Seller and such Seller’s successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements and all actions taken by the Sellers’ Representative under this Agreement or such Ancillary Agreements will be binding upon each Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by them. Without limiting the generality of the foregoing, the Sellers’ Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement or such Ancillary Agreements, to negotiate and compromise any dispute or Action that may arise under this Agreement or such Ancillary Agreements and to sign any releases or other documents with respect to any such dispute. Each Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers’ Representative signs on behalf of such Seller. All decisions, actions and instructions by the Sellers’ Representative, including the defense or settlement of any claims for which the Sellers may be required to indemnify any Buyer Indemnified Party pursuant to Article 10, will be conclusive and binding on each Seller and no Seller shall have any right to object, dissent, protest or otherwise contest the same. The Sellers will pay and indemnify and hold harmless any Buyer Indemnified Party from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Sellers’ Representative on behalf of any Seller is not binding on, or enforceable against, the Sellers. The Buyer has the right to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Article 10, or any other actions required to be taken by the Sellers’ Representative hereunder, and no Party will have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers’ Representative. The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 11.15 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from any Seller. The death or incapacity, or dissolution or other termination of existence, of any Seller does not terminate the authority and agency of the Sellers’ Representative (or successor thereto). The provisions of this Section 11.15 are binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to any Seller means and includes the successors to such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

11.16 Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by electronic transmission (including documents in Adobe PDF format or by DocuSign) will be effective as delivery of an original manually executed counterpart to this Agreement.

11.17 No Recourse to Debt Financing Parties. Sellers agree, on behalf of themselves and their Affiliates and each of their and their Affiliates’ respective former, current or future members, stockholders, controlling Persons, agents and Representatives that the Debt Financing Parties shall not be subject to any liability or claims to the Sellers, their Affiliates or their respective former, current or future members, stockholders, controlling Persons, agents or Representatives in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 11.17 shall in any way limit or modify the rights and obligations of the Buyer under this Agreement or any Debt Financing Source’s obligations to the Buyer under the Debt Commitment Letter.

[Signature Pages Follow ]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first written above.

BUYER:

AARON’S RETAIL SOLUTIONS, LLC

By:	/s/ Douglas A. Lindsay
	Name:	Douglas A. Lindsay
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

HOLDING COMPANY SELLER:

INTERBOND ENTERPRISES, INC.

By:	/s/ Michael Perlman
	Name:	Michael Perlman
	Title:	President

[Signature Page to Stock Purchase Agreement]

SELLERS:

/s/ Michael Perlman
Michael Perlman

[Signature Page to Stock Purchase Agreement]

SELLERS:

BRUCE PERLMAN 2009 FAMILY TRUST U/A/D JANUARY 20, 2009

By:	/s/ Bernard A. Singer
Name: Bernard A. Singer
Title: Trustee

By:	/s/ David P. Kron
Name: David P. Kron
Title: Trustee

[Signature Page to Stock Purchase Agreement]

SELLERS:

MICHAEL O. PERLMAN 2009 FAMILY TRUST U/A/D JANUARY 20, 2009

By:	/s/ Bernard A. Singer
Name:	Bernard A. Singer
Title:	Trustee

By:	/s/ David P. Kron
Name:	David P. Kron
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

SELLERS:

SHARON PERLMAN 2009 TRUST F/B/O BRUCE PERLMAN U/A/D JANUARY 20, 2009

By:	/s/ Bernard A. Singer
Name:	Bernard A. Singer
Title:	Trustee

By:	/s/ David P. Kron
Name:	David P. Kron
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

SELLERS:

SHARON PERLMAN 2009 TRUST F/B/O MICHAEL O. PERLMAN U/A/D JANUARY 20, 2009

By:	/s/ Bernard A. Singer
Name:	Bernard A. Singer
Title:	Trustee

By:	/s/ David P. Kron
Name:	David P. Kron
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

SELLERS:

ROBERT PERLMAN 2009 TRUST F/B/O MICHAEL O. PERLMAN U/A/D JANUARY 20, 2009

By:	/s/ Bernard A. Singer
Name:	Bernard A. Singer
Title:	Trustee

By:	/s/ David P. Kron
Name:	David P. Kron
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

SELLERS:

ROBERT PERLMAN 2009 TRUST F/B/O BRUCE PERLMAN U/A/D JANUARY 20, 2009

By:	/s/ Bernard A. Singer
Name:	Bernard A. Singer
Title:	Trustee

By:	/s/ David P. Kron
Name:	David P. Kron
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

SELLERS:

MICHAEL O. PERLMAN REVOCABLE LIVING TRUST

By:	/s/ Michael O. Perlman
Name:	Michael O. Perlman
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

SELLERS:

BRUCE PERLMAN REVOCABLE LIVING TRUST

By:	/s/ Bruce Perlman
Name:	Bruce Perlman
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

The undersigned hereby agrees to serve as the Sellers’ Representative in connection with this Agreement and hereby agrees to act and perform the Sellers’ Representative’s obligations hereunder.

SELLERS’ REPRESENTATIVE:

/s/ Michael Perlman
Michael Perlman

[Signature Page to Stock Purchase Agreement]